             AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION
                              ON DECEMBER 27, 2002

                   PRELIMINARY CONSENT SOLICITATION STATEMENT
                              FILED ON SCHEDULE 14A


         CONSENT SOLICITATION STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement

/ / Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

/ / Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       ENSTAR INCOME PROGRAM 1984-1, L.P.
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required.

/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        Units of Limited Partnership Interest.

    (2) Aggregate number of securities to which transaction applies: 29,940

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee is based on the aggregate cash to be received from the proposed sale of assets, which the Registrant believes will be $3,916,288 multiplied by .000092.

    (4) Proposed maximum aggregate value of transaction: $3,916,288

    (5) Total fee paid: $361.00

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ---------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ---------------------------------------------------------------------

    (3) Filing Party:

        ---------------------------------------------------------------------

    (4) Date Filed:

        ---------------------------------------------------------------------

                                PRELIMINARY COPY

THE TRANSACTION DESCRIBED IN THE ATTACHED CONSENT SOLICITATION STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION OR AGENCY, NOR HAS THE COMMISSION OR ANY SUCH STATE COMMISSION OR AGENCY PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                       ENSTAR INCOME PROGRAM 1984-1, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131


                                ___________, 2003

Dear Limited Partner:

         As a holder of limited partnership units ("units") of Enstar Income Program 1984-1, L.P. ("Enstar 1984" or the "partnership"), you are being asked to vote upon a plan of liquidation (the "Liquidation Plan") for Enstar 1984. Enstar 1984 owns and operates cable television systems in and around the communities of Bolivar, Brownsville and Covington, Tennessee and Snow Hill, North Carolina (collectively, the "system"). Enstar Communications Corporation is the general partner of Enstar 1984 ("general partner"). If consummated, the Liquidation Plan will result in the sale of the system and the subsequent dissolution and termination of Enstar 1984. Under the Liquidation Plan, we expect that Enstar 1984 will distribute to each holder of units (each a "unitholder") a total of approximately $113 per unit, before applicable taxes, in respect of the sale of the system.

         As more fully described in the attached consent solicitation statement, the Liquidation Plan authorizes:

    o Enstar 1984 to sell the system to Telecommunications Management, LLC, a Missouri limited liability company ("Telecommunications"), under an asset purchase agreement for a sale price of approximately $3,916,288 in cash, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions (the "Telecommunications Sale"); and

    o the subsequent dissolution, termination and liquidation of Enstar 1984 through one or more liquidating distributions to the general partner and the unitholders and authorization for the general partner to send notices to the limited partners of the dissolution, in accordance with Enstar 1984's partnership agreement (the "Liquidation").

         The Liquidation Plan will not be implemented unless it is approved by unitholders holding a majority of the units.

         Telecommunications, the potential buyer of the system, ultimately was the purchaser we found who made what we believe was the best offer for the best resulting transaction for the sale of the system during the more than two-year period in which we sought purchasers for the system. Telecommunications is an independent third party buyer and is not affiliated with Enstar 1984 or the general partner. We negotiated for the sale of the system in a process which we believe produced the best possible sale transaction for the system. For these and other reasons that are discussed in the accompanying consent solicitation statement, we believe that the Liquidation Plan is the best alternative available to the unitholders, and recommend that you vote to APPROVE the Liquidation Plan.

         Please complete and return your consent card as soon as possible. If you fail to send in your consent card, it will have the same effect as a vote to "DISAPPROVE" the Liquidation Plan.

         We urge you to read carefully the attached consent solicitation statement in its entirety before voting. The consent solicitation statement sets forth our reasons for believing that the Liquidation Plan is the best alternative available to the unaffiliated unitholders (see "Special Factors--Best Available Transaction" on pages 18-21) and the basis for our recommendation (see "Special Factors--Recommendation of the Corporate General Partner and other Filing Persons" on pages 21-23); and describes in detail the Telecommunications Sale and the Liquidation (see "Liquidation Plan Summary" on pages 4-6, and "Questions and Answers About the Liquidation Plan" on pages 7-10 and "Special Factors" on pages 13-36). If you have any questions, or need assistance in completing and returning your consent card, please feel free to contact Enstar 1984's soliciting agent, D.F. King & Co., Inc., at
(800) 207-2014.

         You may also contact us at our principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; telephone: (314) 543-2389.

                                            Very truly yours,
                                            Enstar Communications Corporation
                                            General Partner

                       ENSTAR INCOME PROGRAM 1984-1, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131

                         NOTICE OF CONSENT SOLICITATION

                                                            ____________, 2003

To the Limited Partners of Enstar Income Program 1984-1, L.P.:

         NOTICE IS HEREBY GIVEN to the holders (the "unitholders") of the limited partnership units (the "units") of Enstar Income Program 1984-1, L.P., a Georgia limited partnership ("Enstar 1984" or the "partnership"), that Enstar Communications Corporation, a Georgia corporation and the general partner of Enstar 1984 ("Enstar Communications", the "general partner", "we" or "us"), is soliciting written consents on behalf of Enstar 1984 to approve a plan of liquidation (the "Liquidation Plan").

         Enstar 1984 currently owns and operates cable television systems in and around the communities of Bolivar, Brownsville and Covington, Tennessee and Snow Hill, North Carolina (collectively, the "system"). Under the Liquidation Plan, the partnership is proposing to sell its cable television system assets to Telecommunications Management, LLC, a Missouri limited liability company ("Telecommunications"), and the partnership will subsequently dissolve and terminate its operations.

         The Liquidation Plan authorizes:

    o the partnership to sell the system to Telecommunications under an asset purchase agreement for a sale price of approximately $3,916,288 in cash, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions (the
         "Telecommunications Sale"); and

    o the subsequent dissolution, termination and liquidation of Enstar 1984 through one or more liquidating distributions to the general partner and the unitholders and authorization for the general partner to send notices to the limited partners of the dissolution, in accordance with Enstar 1984's partnership agreement (the "Liquidation").

         The Telecommunications Sale and Liquidation are more fully described in the attached consent solicitation statement under "Liquidation Plan Summary" on pages 4-6, "Questions and Answers About the Liquidation Plan" on pages 7-10 and "Special Factors" on pages 13-36.

         Enstar 1984 is seeking to obtain approval of the Liquidation Plan from its unitholders through the solicitation of written consents. No meeting of the unitholders will be held. The consent of unitholders holding a majority of the outstanding units on the record date (as defined below) is required in order to adopt the Liquidation Plan, and will bind all of the unitholders.

         The close of business on _________, 2003 is the record date for determining the limited partners entitled to receive notice of the solicitation of consents and to consent to the Liquidation Plan. Consents of the limited partners will be solicited during the period (the "Solicitation Period"), which begins on __________, 2003 and will end at 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of limited partners holding a majority of the units entitled to consent and approving the Liquidation Plan are received by us and/or the soliciting agent; or (2) ________, 2003 (or, if the Solicitation Period is extended by the general partner, at 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period).

         Please indicate your approval, disapproval or abstention with respect to the Liquidation Plan by marking and signing the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., our soliciting agent, at 77 Water Street, New York, New York 10005. If you sign and send in the enclosed consent card but do not indicate how you want to vote as to the Liquidation Plan, your consent card will be treated as voting to APPROVE the Liquidation Plan. If you fail to send in your consent card, it will have the same effect as a vote to "DISAPPROVE" the Liquidation Plan.

         You may change your vote at any time before the expiration of the Solicitation Period. You can do this by sending a written notice dated later than your consent card stating that you would like to revoke or change your vote, or by completing and submitting a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent, D.F. King & Co., Inc. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the original Solicitation Period or extended Solicitation Period, as the case may be.

         For more information, you may contact the partnership and the general partner at their principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; telephone:
(314) 543-2389.

         Your approval is important. Please read the consent solicitation statement and attached exhibits carefully and then complete, sign and date the enclosed consent card and return it in the self-addressed prepaid envelope or by sending a facsimile of the front and back of the consent card to D.F. King & Co., Inc. Your prompt response is appreciated.

                                          ENSTAR COMMUNICATIONS CORPORATION

                                                    GENERAL PARTNER

                                TABLE OF CONTENTS

                       ENSTAR INCOME PROGRAM 1984-1, L.P.


INTRODUCTION........................................................         2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
    STATEMENTS .....................................................         3
LIQUIDATION PLAN SUMMARY............................................         4
QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN....................         7
WHO CAN HELP ANSWER YOUR QUESTIONS..................................        11
OWNERSHIP STRUCTURE CHART...........................................        12
SPECIAL FACTORS.....................................................        13
   General..........................................................        13
   Purpose and Reasons for the Telecommunications Sale..............        13
   Alternatives to Liquidation Plan Not Prudent.....................        15
   Ability to Sell Units............................................        16
   Effects of the Transaction.......................................        16
   Best Available Transaction.......................................        18
   Recommendation of the General Partner and Other Filing Persons...        21
   Related Party Transactions.......................................        23
   Conflicts of Interest............................................        24
   The Telecommunications Purchase Agreement........................        24
   Description of Assets............................................        31
   Use of Proceeds and Cash Distributions...........................        31
   Disadvantages of the Liquidation Plan............................        32
   Consequences of Failure to Approve the Liquidation Plan..........        33
   Liquidation of Enstar 1984.......................................        33
   Federal Income Tax Consequences of the Liquidation Plan..........        33
   State Tax Consequences...........................................        35
   No Appraisal Rights..............................................        36
NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS..................        36
DISTRIBUTIONS TO UNITHOLDERS........................................        36
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.....................        36
IDENTITY AND BACKGROUND OF CERTAIN PERSONS..........................        37
   Enstar Communications Corporation................................        37
   Charter Communications, Inc......................................        40
   Charter Communications Holding Company, LLC......................        42
VOTING PROCEDURES...................................................        42
AVAILABLE INFORMATION...............................................        43
INFORMATION INCORPORATED BY REFERENCE...............................        44

                                    EXHIBITS

Exhibit A: Annual Report on Form 10-K for the fiscal year ended
           December 31, 2002.

Exhibit B: Quarterly Report on Form 10-Q for the fiscal quarter ended
           September 20, 2002.

                       ENSTAR INCOME PROGRAM 1984-1, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131

                                                                     , 2003
                                                        -------------

                         ------------------------------
                         CONSENT SOLICITATION STATEMENT
                         ------------------------------

                                  INTRODUCTION

         Enstar Communications Corporation, a Georgia corporation ("Enstar Communications," the "general partner", "we" or "us"), is the general partner of Enstar Income Program 1984-1, L.P., a Georgia limited partnership ("Enstar 1984" or the "partnership").

         Enstar 1984 currently owns and operates cable television systems in and around the communities of Bolivar, Brownsville and Covington, Tennessee and Snow Hill, North Carolina, which had an aggregate of approximately 5,700 basic subscribers as of November 30, 2002. The cable television systems and the related assets owned by the partnership are collectively referred to as the "system," the "partnership's system," or "Enstar 1984's system." The system consists of all of the partnership's operating assets.

         Through this consent solicitation statement, we are asking the holders of Enstar 1984's limited partnership units ("units" and the holders thereof "unitholders") to approve a plan of liquidation for Enstar 1984, including the proposed sale of the partnership's cable system assets and the subsequent dissolution of Enstar 1984.

         In particular, you are being asked to vote on the following plan of liquidation (the "Liquidation Plan") that includes authorization of the following:

    o the sale by Enstar 1984 of the system to Telecommunications Management, LLC, a Missouri limited liability company ("Telecommunications"), under an asset purchase agreement for a sale price of approximately $3,916,288 in cash, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions (the "Telecommunications Sale"); and

    o the subsequent dissolution, termination and liquidation of Enstar 1984 through one or more liquidating distributions to the general partner and the unitholders and authorization for the general partner to send notices to the limited partners of the dissolution, in accordance with Enstar 1984's partnership agreement (the "Enstar Liquidation").

         The close of business on           , 2003 is the record date for
                                  ----------
determining the unitholders entitled to receive notice of the solicitation of consents and to consent to the Liquidation Plan. On November 30, 2002, there were 29,940 outstanding units of Enstar 1984 entitled to vote on the Liquidation Plan, which were held by approximately 755 unitholders. Unitholders will be notified as soon as practicable as to the results of this solicitation.

         The soliciting agent, D.F. King & Co., Inc., has been retained to assist Enstar Communications in soliciting the consents with respect to the Liquidation Plan for a base fee of approximately $3,750, plus additional fees and reimbursement of expenses, estimated at approximately $5,000. All costs associated with the solicitation will be paid by Enstar 1984.

         Neither Enstar 1984's partnership agreement nor the Georgia Revised Uniform Limited Partnership Act, under which Enstar 1984 is governed, provides rights of appraisal or other similar rights to unitholders who dissent from the vote of a majority-in-interest in approving or disapproving the Liquidation Plan. For more information, please see "Special Factors--No Appraisal Rights" on page 36.

         This consent solicitation statement is being furnished to the unitholders by the following entities, which are collectively called the "Filing Persons:" the partnership; the general partner of the partnership; Charter Communications Holding Company, LLC ("Holdco"); and their ultimate parent, Charter Communications, Inc. ("Charter, Inc."). More information about the Filing Persons and their respective executive officers and directors is contained in the "Ownership Structure Chart" on page 12, and "Identity and Background of Certain Persons" on pages 37-42.

         For the reasons set forth in the sections of this consent solicitation statement under the headings "Special Factors--Purpose and Reasons for the Telecommunications Sale -- Reasons" (on pages 13-15), "-- Best Available Transaction" (on pages 18-21) and "-- Recommendation of the General Partner and other Filing Persons" (on pages 21-23), the general partner believes that the Liquidation Plan is in the best interests of Enstar 1984 and the unitholders, and the general partner and the other Filing Persons believe that the Liquidation Plan is the best alternative available to the unitholders, and recommend that you vote to "APPROVE" the Liquidation Plan.

         Please read this consent solicitation statement and the accompanying exhibits carefully. You can find additional information about Enstar 1984 in its Annual Report on Form 10-K for the year ended December 31, 2001, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 and its other reports filed with the Securities and Exchange Commission. You can obtain these reports from the partnership and/or the general partner at their principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; or call
(314) 543-2389 (which is also the principal executive offices of each of the other Filing Persons).

         This consent solicitation statement and the accompanying consent card are first being mailed to the limited partners on or about _________, 2003.

         The date of this consent solicitation statement is __________, 2003.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

         This consent solicitation statement includes certain forward-looking statements regarding, among other things, future results of operations, regulatory requirements, competition, capital needs, general business conditions applicable to us and the anticipated effect on unitholders of the proposed Liquidation Plan. Such forward-looking statements involve risks and uncertainties including, without limitation, the uncertainty of legislative and regulatory changes, the rapid developments in the competitive environment facing cable television operators such as the partnership, and the completion of the Telecommunications Sale and Liquidation Plan in accordance with their respective terms. In addition to the information provided herein, reference is made to the accompanying copies of our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 for additional information regarding such matters and the effect thereof on the partnership's business.

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


                            LIQUIDATION PLAN SUMMARY

         The following summary highlights very important information contained elsewhere in this consent solicitation statement, but does not contain all of the information in this consent solicitation statement that may be important to your decision. You should carefully read this entire document, including the exhibits, before you decide whether to approve or disapprove the Plan of Liquidation.

         o BACKGROUND. In 1999 we commenced a process of seeking purchasers for all of the cable television systems of the partnership, as well as other cable systems operated by 13 affiliated partnership cable operators ("Enstar partnerships"). This effort was undertaken primarily because, based on our experience in the cable television industry, we concluded that generally applicable market conditions and competitive factors were making (and would increasingly make) it extremely difficult for smaller operators of rural cable systems (such as the partnership and the other affiliated Enstar partnerships) to effectively compete and be financially successful.

         o THE TELECOMMUNICATIONS SALE. The terms and conditions of the Telecommunications Sale are summarized below. The Telecommunications Sale will be accounted for using the purchase method of accounting. For more information, please see "Special Factors -- The Telecommunications Purchase Agreement" on pages 24-30.

                  THE SALE PRICE. Telecommunications will acquire the cable television assets of ten partnerships managed by the general partner, of which Enstar 1984's system is a part, under an asset purchase agreement. The sale price will be approximately $15,341,639 for all of the cable television assets of the selling partnership's (the "sellers"), subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions. In its bid for all of these systems, Telecommunications allocated the total purchase price among each of the systems being sold, with approximately $3,916,288 to be paid to Enstar 1984 for its system. Telecommunications bid was based on a price of $656 per subscriber for that portion of the system in Tennessee and $600 per subscriber for that portion of the system in North Carolina.

                  SALE PRICE ADJUSTMENTS. The sale price to be paid to the partnership is subject to customary working capital closing adjustments. In addition, Telecommunications assigned a prescribed target number of subscribers at closing for the system. This target number was 4,722 for that portion of the system in Tennessee and 1,365 for that portion of the system in North Carolina, and any shortfall in that target number for the system will result in the sale price being reduced by $656 per Tennessee subscriber and $600 per North Carolina subscriber. At November 30, 2002, that portion of the system located in Tennessee had approximately 4,300 basic subscribers and that portion of the system located in North Carolina had approximately 1,400.

                  INDEMNIFICATION. Telecommunications will deposit $500,000 of the sale price in an escrow to provide funds for the payment of any indemnification to which Telecommunications may be entitled arising after the closing when total claims against the sellers exceed $100,000. Of the $500,000 deposited by Telecommunications in escrow, $127,636 is allocated as the partnership's portion of the purchase price placed in escrow. The partnership has agreed on its own behalf, and not jointly with the other sellers, that it will indemnify Telecommunications for breaches of its representations and warranties and for liabilities of the partnership accruing prior to the closing. Total indemnification claims by Telecommunications may not exceed an aggregate of $1,600,000 for all the sellers. Accordingly, the partnership will not receive the full purchase price at closing. Amounts placed in escrow will remain in escrow for a period of 13 months after closing.

                  CLOSING CONDITIONS. The closing of the Telecommunications Sale is subject to several conditions any or all of which may be waived by the appropriate party, which include:

                      o each representation and warranty made by the sellers in the asset purchase agreement with Telecommunications shall have been materially true and correct as of the date made and the closing date;

                      o the sellers shall have performed and complied with all covenants made by them;

                      o the sellers shall have obtained the required Material Consents, as that term is defined in the asset purchase agreement with Telecommunications;

                      o no judgment, decree, order or other legal prohibition having the force of law shall be in effect on the closing date that would prevent or make the closing unlawful;

                      o each of the sellers shall have furnished to Telecommunications certain required certificates, bills of sale, assignments, assumptions, consents and other agreements;

                      o each of the sellers shall have obtained any and all necessary partner consents, which includes the consent of a majority-in-interest of the limited partners of each of the sellers;

                      o there shall have been no material adverse changes in the business, financial condition or prospects of the systems since the date of the asset purchase agreement with Telecommunications;

                      o an affiliate of the sellers will enter into a master advertising sales agreement with Telecommunications; and

                      o satisfactory completion by Telecommunications of its due diligence investigation and audit of the sellers.

         These conditions apply to all of the sellers and the failure of one seller to satisfy these conditions can prevent the other sellers from closing their transactions with Telecommunications. However, the purchase agreement with Telecommunications does allow for closing of the sale of some, but not all, of the systems if all of the conditions of the purchase agreement have been satisfied or waived with respect to certain primary cable television systems, which includes all of Enstar 1984's system except for that portion of the system located in Snow Hill, North Carolina. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications.

         o DISSOLUTION AND LIQUIDATION OF ENSTAR 1984. Under the Liquidation Plan, Enstar 1984 will dissolve and, as part of the winding-up process of the general partner of the partnership will sell or otherwise dispose of any remaining assets of the partnership, and pay off the partnership's remaining debts and obligations, including paying or providing for the payment of the expenses of the Telecommunications Sale and the partnership's obligations to the general partner and its affiliates described under "--Special Factors--Conflicts of Interest" on page 24. The general partner will then make one or more liquidating distributions to itself and the unitholders of the partnership's remaining assets, in accordance with the partnership agreement. We currently estimate that pre-tax liquidating distributions to the unitholders in respect of the Telecommunications Sale will total approximately $113 per unit, after estimated closing adjustments, taxes and closing and liquidation expenses. The general partner will receive an estimated liquidating distribution of approximately $34,200 in the aggregate in respect of the Telecommunications Sale.

         We presently expect that the Telecommunications Sale will close on or before June 30, 2003. The partnership will not be terminated until after the Telecommunications Sale. We anticipate making the initial liquidating distribution approximately 90 days after the closing of the Telecommunications Sale. We also expect that after required closing adjustments are completed and escrow proceeds are released (which we expect to occur approximately 13 months after the closing of the Telecommunications Sale), final liquidating distributions will be made of any remaining funds. For more information, please see "Special Factors -- Use of Proceeds and Cash Distributions" on pages 31-32, and "-- Liquidation of Enstar 1984" on page 33.

         o DETERMINATION OF THE SALE PRICE. During the more than two-year period during which we sought purchasers for the system we ultimately concluded that Telecommunications offered the best available transaction to sell the system. The offer from Telecommunications was obtained through a broadly based solicitation process, in which an experienced cable television industry broker marketed the system and the cable television systems of the other affiliated limited partnerships to what we and the other Filing Persons believe was fairly representative of the universe of possible purchasers. The process was also confidential: neither the broker, Telecommunications nor any other bidder knew the prices or other terms of the other bidders' offers, and the general partner of Enstar 1984 did not know the contents of any bid, until all the bids were received and the deadline for the submission of bids had passed. We and the other Filing Persons believe that this process acted as a "market check" that enabled the general partner to objectively determine the present range of market values for the system and obtain what the general partner and the other Filing Persons believe to be the best transaction currently available in the market.

         Based on the foregoing, we and the other Filing Persons have concluded that approval of the Liquidation Plan is in the best interests of Enstar 1984 and the unitholders. For more information, please see "Special Factors--Purpose and Reasons for the Telecommunications Sale" on pages 13-15, "-- Best Available Transaction" on pages 18-21 and "-- Recommendation of the General Partner and other Filing Persons" on pages 21-23.

         o REQUIRED VOTE. The Liquidation Plan must be approved by the holders of a majority of the units outstanding on the Record Date (_______, 2003). None of the unitholders is an affiliate of Enstar 1984, the general partner, any other Filing Person or an affiliate of any of them.

         o VOTING PROCEDURES. Please see "Voting Procedures" on pages 42-43 for instructions on how and when to return your consent card, voting deadlines and changing your vote.

                QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN

Q:       WHY IS THE SALE OF THE ENSTAR SYSTEM BEING PROPOSED?

A:       We believe that now is the appropriate time, and it is in the best interests of the unitholders, to sell the system and liquidate Enstar 1984 because:

    o the system continues to face significant competition from direct broadcast satellite ("DBS") operators, an overbuild of the system in Covington, Tennessee and may potentially face increased competition from a system that could be built by the city of Bolivar, Tennessee;

    o we estimate that upgrading the system would cost approximately $12.2 million to $14.6 million in order to offer services comparable to those offered by competing DBS operators, which we believe cannot be viably supported by the partnership's potential revenues and operating income;

    o we believe that if the system is not upgraded to be competitive with DBS operators, the system will continue to lose subscribers and revenues and the operating income of the partnership will continue to decline, as will the system's market value; and

    o we believe that the available alternatives to the Liquidation Plan are not prudent. For more information, please see "Special Factors--Purpose and Reasons for the Telecommunications Sale" on pages 13-15; "--Best Available Transaction" on pages 18-21; "--Recommendation of the General Partner and the other Filing Persons" on pages 21-23; and "--Consequences of Failure to Approve the Liquidation Plan" on page 33.

Q:       HOW WAS THE ENSTAR SYSTEM MARKETED?

A:       The system originally was marketed on a combined basis with cable television systems of 13 other affiliated Enstar partnerships. The bidding process for the system was conducted by Daniels & Associates, L.P., a prominent business broker with extensive expertise in the cable and telecommunications industry. The broker marketed the partnership's cable television systems, as well as the cable systems of the other affiliated Enstar partnerships, to third parties whom Daniel & Associates, L.P. identified as being likely to have an interest in acquiring the systems. Ultimately, this process, which took over two years, resulted in our conclusion that Telecommunications offered the best available transaction for the sale of Enstar 1984's system. For more information, please see "Special Factors--Purpose and Reasons for the Telecommunications Sale" on pages 13-15.

Q:       WHY IS ENSTAR 1984 DISSOLVING?

A:       All of the cable television assets of Enstar 1984 are part of the system, which will be sold to Telecommunications. Consequently, after the Telecommunications Sale, Enstar 1984 will not have any cable television system assets, and will no longer be able to fulfill its partnership purpose, which is to own and operate cable television systems. Therefore, Enstar 1984 will dissolve after completing the Telecommunications Sale, paying its debts and distributing remaining assets to its partners. For more information, please see "Special Factors--Liquidation of Enstar 1984" on page 33.

Q:       WHAT WILL I RECEIVE AS A RESULT OF THE LIQUIDATION PLAN?

A:       You will receive one or more distributions of your share of the net sale proceeds of the Telecommunications Sale, which we presently estimate will total approximately $113 per unit, after estimated adjustments and expenses. The units were initially issued at a price of $250 per unit and, since such initial issuance, Enstar 1984 has made aggregate cash distributions to the unitholders of $353.14 per unit. No quarterly distributions have been made to unitholders since 1990. For more information, please see "Special Factors--Use of Proceeds and Cash Distributions on pages 31-32"

Q:       WHAT WILL MY TOTAL DISTRIBUTIONS BE IF THE LIQUIDATION PLAN IS NOT
COMPLETED?

A:       If the Liquidation Plan is not completed, the partnership will re-examine its ability to pay distributions on a quarterly basis. We cannot assure you that future distributions will be made, or if made, when or in what amounts. Apart from the general requirement that cash distributions be made from available cash flow, after expenses, there are no restrictions on the partnership's current or future ability to make distributions. No quarterly distributions have been made since 1990. For more information, please see "Special Factors -- Consequences of Failure to Approve the Liquidation Plan" on page 33 and "--Effects of the Transaction -- on the Unitholders" on page 17.

Q:       WHAT BENEFITS WILL ENSTAR COMMUNICATIONS AND THE GENERAL PARTNER
RECEIVE IF THE LIQUIDATION PLAN IS COMPLETED?

A:       If the Liquidation Plan is completed, Enstar Communications, as the general partner, will receive distributions of their allocable share of the net proceeds thereof. We presently estimate the proceeds of the Telecommunications Sale will total approximately $11,148,400 in the aggregate. We will receive approximately $358,600 in repayment of deferred management fees owed to us and our affiliates by Enstar 1984. In addition, we will receive approximately $469,100 in repayment of deferred expenses owed to us by Enstar 1984. For more information, please see "Special Factors -- Use of Proceeds and Cash Distributions" on pages 31-32 and "-- Conflicts of Interest" on page 24.

Q:       WHAT ARE THE DISADVANTAGES TO ENSTAR 1984, THE UNITHOLDERS AND THE
GENERAL PARTNER OF COMPLETING THE LIQUIDATION PLAN?

A:       The primary disadvantage to Enstar 1984, the unitholders and the general partner is that they will not benefit from possible improvements in economic and market conditions, if any, which might produce increased revenues and operating income for the partnership and possibly increase the sale price of the system in the future. This risk exists regardless of whether the system is sold to Telecommunications, or to another party. For more information, please see "Special Factors -- Disadvantages of the Liquidation Plan" on page 32, "-- Effects of the Transaction -- On Enstar 1984" on pages 16-17, and "-- Effects of the Transaction -- On the Unitholders" on page 17.

Q:       WHAT ARE THE CONSEQUENCES TO ENSTAR 1984, THE UNITHOLDERS AND THE
GENERAL PARTNER IF THE LIQUIDATION PLAN IS NOT CONSUMMATED?

A:       If the Liquidation Plan is not completed, Enstar 1984 will continue to own and operate the system for an indefinite period of time. We cannot assure you that Enstar 1984 ever will be in a position to make any further distributions to the unitholders. Further, if the Liquidation Plan is not approved, we believe the system will continue to face significant competition, and will lose subscribers at an accelerated rate. In our view, unless the partnership makes substantial investments, at an estimated cost of approximately $12.2 million to $14.6 million, to upgrade the system's plant in order to deploy broadband technology, the system will not be able to offer the quality and quantity of services that will be needed for the partnership to compete effectively in its markets. Further, we believe that even if those investments were made, the partnership would not be able to continue to operate profitably or to recoup those costs within the remaining terms of its key existing franchises. The inability of the partnership to operate profitability would prevent it from continuing its operations. We also cannot assure you that a future sale of the system would be on terms equal to or more favorable than those offered by Telecommunications. For more information, please see "Special Factors -- Consequences of Failure to Approve the Liquidation Plan" on page 33; "-- Effects of the Transaction -- On Enstar 1984" on pages 16-17; and "-- Effects of the Transaction -- On the Unitholders" on page 17.

Q:       WHEN DO YOU EXPECT THE LIQUIDATION PLAN TO BE COMPLETED?

A:       We are working towards completing the Telecommunications Sale and the other components of the Liquidation Plan as quickly as possible. We hope to complete the Telecommunications Sale and the Liquidation Plan on or before June 30, 2003. For more information, please see "Special Factors --The Telecommunications Purchase Agreement" on pages 24-30.

Q:       WILL I OWE ANY FEDERAL INCOME TAXES AS A RESULT OF THE LIQUIDATION
PLAN?

A:       In general, you will recognize a gain or loss for federal income tax purposes as a result of the Liquidation Plan. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE LIQUIDATION PLAN MAY DEPEND ON THE FACTS OF YOUR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO UNDERSTAND FULLY BOTH THE FEDERAL AND STATE TAX CONSEQUENCES TO YOU OF THE LIQUIDATION PLAN. For more information, please see "Special Factors -- Federal Income Tax Consequences of the Liquidation Plan" on pages 33-35.

Q:       WHAT DO I DO TO VOTE MY ENSTAR 1984 UNITS?

A:       In order to vote your units either to approve, disapprove or abstain from the Liquidation Plan, you must mark the appropriate box on the enclosed consent card, sign and date the consent card and return it in the enclosed self-addressed envelope to the soliciting agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you sign and send the consent card, but do not indicate your vote as to the Liquidation Plan, your consent card will be treated as voting to APPROVE the Liquidation Plan. If you vote to ABSTAIN as to the Liquidation Plan, the effect will be the same as if you voted to DISAPPROVE the Liquidation Plan. If you fail to send in your consent card, the effect will be the same as if you voted to DISAPPROVE the Liquidation Plan. Your consent card must be received by the soliciting agent before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving the Liquidation Plan are received by us or the soliciting agent; or (2) _________, 2003 (or, if we extend the Solicitation Period, at any time before 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period).

Q:       MAY I CHANGE MY VOTE AFTER I MAIL MY UNITHOLDER CONSENT CARD?

A:       Yes. You may change your vote at any time before 5:00 p.m., New York
City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving the Liquidation Plan are received by us or the soliciting agent; or (2) __________, 2003 (or, if the Solicitation Period is extended by the general partner, at any time before 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period). You can change your vote in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. TO BE EFFECTIVE, YOUR NOTICE OF REVOCATION OR NEW CONSENT CARD MUST BE RECEIVED BEFORE THE END OF THE SOLICITATION PERIOD OR EXTENDED SOLICITATION PERIOD, AS THE CASE MAY BE.

Q:       DO UNITHOLDERS HAVE APPRAISAL OR OTHER SIMILAR RIGHTS?

A:       Under the partnership agreement and applicable state law, unitholders are not entitled to dissenters' appraisal or other similar rights that, if they were available, would allow unitholders who dissent from the Liquidation Plan to receive payments of the appraised value of their units in lieu of the liquidating distributions. We presently estimate that liquidating distributions will aggregate approximately $113 per unit in respect of the Telecommunications Sale after estimated closing adjustments and expenses, taxes and liquidation expenses. For more information, please see "Special Factors -- No Appraisal Rights" on page 36.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you have more questions about the Liquidation Plan, you should contact:

                  Enstar Income Program 1984-1, L.P.
                  c/o Enstar Communications Corporation
                  12405 Powerscourt Drive
                  St. Louis, Missouri 63131
                  Attention: Partnership Relations
                  Telephone: (314) 543-2389

         If you would like additional copies of this consent solicitation statement, or a copy of the asset purchase agreement with Telecommunications, or if you have questions about how to complete and return your consent card, you should contact:

                  D.F. King & Co., Inc.
                  77 Water Street
                  New York, New York 10005
                  Banks and Brokers Call Collect: (212) 269-5550
                  All Others Call Toll-Free: (800) 207-2014

                            OWNERSHIP STRUCTURE CHART

         The following diagram illustrates the ownership structure of Enstar 1984, Enstar Communications and the other Filing Persons. For more information, please see "Identity and Background of Certain Persons," on pages 37-42.


         ------------------------------
          Charter Communications, Inc.
         ------------------------------
                       |
                       |
                       |
                       |
                       |
                       |
                       |
                       |
         ------------------------------
         Charter Communications Holding
                  Company, LLC
         ------------------------------
                       |
                       |
                       |
                       |
                       |
                       |
                       |
                       |
         ------------------------------         ---------------------
             Enstar Communications               Limited Partners of
                  Corporation                        Enstar 1984
         ------------------------------         ---------------------
                       \                                  /
                        \                                /
                 1%      \                              /    99%
              General     \                            /   Limited
              Partner      \                          /    Partner
             Interest*      \                        /    Interest*
                             \                      /
                              \                    /
                             ------------------------
                              Enstar Income Program
                                  1984-1, L.P.
                             ------------------------


-------------
* Earnings and losses have been allocated 99% to the limited partners and 1% to the general partner of Enstar 1984. The general partner of Enstar 1984 does not own units of partnership interests in Enstar 1984, but rather hold a profits interest in the income, losses and distributions of the partnership.

SPECIAL FACTORS

GENERAL

         Enstar 1984 was formed December 12, 1984 to acquire, construct, improve, develop and operate cable television systems in various rural locations in the United States. Sale of interests in the partnership began in February 1984, and the initial closing took place in May 1984. Limited partnership units were sold at a price of $250 per unit. The partnership continued to raise capital until $7,500,000 (the offering maximum) was raised in September 1984. In November 1999, the general partner became an indirect controlled subsidiary of Charter Communications, Inc., the nation's third largest cable operator, serving approximately 6.7 million subscribers. The general partner is responsible for the day-to-day management of Enstar 1984 and its operations.

         Enstar 1984 is currently engaged in the ownership and operation of cable television systems serving an aggregate of approximately 5,700 basic subscribers at November 30, 2002 in and around the communities of Brownsville, Tennessee and Snow Hill, North Carolina.

PURPOSE AND REASONS FOR THE TELECOMMUNICATIONS SALE

PURPOSE

         Enstar 1984's and the general partner's purpose in proposing the Liquidation Plan is to avoid: (1) the likelihood that unless substantial and highly costly technological improvements and upgrades are made to the system's plant, the partnership will be unable to compete effectively in its market and will continue to lose subscribers to its direct broadcast satellite, or DBS, competitors; (2) the likelihood that if the partnership were to make the significant expenditures needed to compete effectively with DBS providers, its future revenues would not be sufficient to allow the partnership to continue to operate profitably; and (3) the risk that the partnership might not have sufficient subscriber loyalty to retain (let alone expand) its subscriber base in the face of the existing and expected future competition -- in particular DBS.

REASONS

         We believe that the capital expenditures for upgrades to the system's plant that would be necessary to enable the partnership to retain subscribers and offer services comparable or superior to those now offered by its competitors would prevent the partnership -- as a small, rural, "stand-alone," cable system -- from operating profitably, under its franchise that cover the largest numbers of subscribers (namely, its Brownsville, Tennessee franchise).

         The partnership's system faces significant competition from DBS operators. In the geographic areas served by the system, these competing DBS operators currently offer, on an all-digital basis, more programming channels, features and services than does the partnership's system. The system has steadily lost subscribers over the past several years, declining from approximately 12,400 basic subscribers at December 31, 1997, to approximately 5,700 basic subscribers at November 30, 2002, which we believe is largely attributable to competition from DBS. The DBS operators with which Enstar 1984 competes offer over 200 channels of digital programming.

         As we have experienced, and as is widely recognized in the cable and telecommunications industry, customers increasingly are purchasing high quality video programming, high-speed Internet access and, in some markets, telephone service as bundled services from a single provider. This trend is being driven by rapid advances in so-called "broadband" technology, which generally refers to the capacity of the cable infrastructure to deliver video, voice and high-speed data transmission. These recent advances in broadband technology enable traditional cable television providers, as well as DBS operators, telephone and other utilities, and emerging wireline and wireless competitors, to provide a single source of digital and interactive video programming on hundreds of channels, Internet access and telephone service.

         DBS operators, which often can provide over 200 digital programming channels and are now acquiring two-way capability, are in our view the most formidable competitors to traditional cable operators, and in particular, to Enstar 1984. For video services, DBS has existed as an alternative to cable television for many years and, unlike providers of certain other emerging technologies, has become a viable and successful competitor to cable nationwide. The National Cable and Telecommunications Association reported that in March 2001, approximately 23% of multichannel video subscribers obtained service from a source other than a traditional cable operator, and that nearly 18% of those subscribers obtained service from DBS operators.

         DBS's market share is attributable to a number of factors. For example, because satellite transmission is digital, DBS has always offered digital programming, with picture and sound quality superior to analog cable service, and far more channels than cable. Traditional cable operators, in contrast, have typically needed to upgrade or rebuild their systems, often at substantial cost, in order to add the bandwidth necessary to carry digital and interactive programming. Also, according to the Federal Communications Commission, former drawbacks to DBS are being remedied. For example, DBS operators now transmit local broadcast stations, which in the past were not available through DBS. Additionally, in an effort to compete with cable, DBS operators have generally decreased their once high equipment and installation charges, and monthly DBS subscription rates are typically lower than cable rates.

         The partnership faces additional competition in its Covington, Tennessee franchise area from the City of Covington. The partnership's franchise with the city expired in 1994. By agreement with the city, the partnership has continued to operate the cable system in Covington and pay franchise fees to the city on a month-to-month basis until a new franchise agreement is reached. In March 2000, the general partner submitted a renewal proposal to the city on behalf of the partnership. In November 2000, the city sold municipal bonds to finance construction of a municipally-owned cable system. The city completed the construction project in the first quarter of 2002 and is actively competing with the partnership's system. In July 2002, Enstar 1984 received a letter from the City Attorney advising the partnership that it may not operate within the city limits and demanding that Enstar 1984 discontinue service within 30 days.

         The general partner has filed a lawsuit on behalf of the partnership against the city alleging, among other things, that the city is unlawfully attempting to shut down the partnership's cable television system in Covington, in order to eliminate competition to the new city-owned cable system. The partnership also is seeking a preliminary injunction against the city and the other defendants. The city has agreed to take no action against the partnership's provision of services in Covington until the court has ruled on the motion for preliminary injunction. If Enstar 1984 is unsuccessful in the lawsuit, the partnership may have to terminate its operations in Covington. The loss of the partnership's franchise and the related loss of customers would have a significant adverse impact on the partnership's financial condition and operating results.

         In order to compete with the city-owed cable system in Covington, we completed a limited upgrade of the system in November 2002, through use of small system digital ("SSD") technology that allows for additional cable channels to be offered through the system's existing cable system architecture. The SSD upgrade, however, does not enable two-way service or allow for other interactive services currently offered by DBS or by the city-owed cable system.

         The partnership also may face competition in the future from a city-owned cable system in Bolivar, Tennessee. In January 2000, the franchise authority in Bolivar, Tennessee authorized its municipal utility to construct and operate a competing cable system in that franchise area. The partnership has continued to operate the cable system in Bolivar and pay franchise fees to the franchise authority. Although the municipal utility has not obtained funds to build a cable system, the general partner believes that if a competing system were built, the loss of customers would have an adverse impact on the financial condition and results of operations of the partnership.

         The general partner continues to evaluate alternative, cost-effective solutions to increase channel capacity, pay-per-view services, and digital services which would enhance the value of the partnership's system and be economically prudent. In December 2002, we completed a limited upgrade of the system in the Snow Hill, North Carolina franchise area using SSD technology. The SSD upgrade, however, does not enable two-way service or allow for other interactive services currently offered by DBS.

         For these reasons, and particularly the fact that DBS operators offer more services than does Enstar 1984's system and the overbuild of the system in the Covington franchise area, we expect that the system will continue to face significant competition from DBS, and may continue to lose customers. Moreover, we do not expect Enstar 1984's competitive position to improve, particularly since we estimate the cost of upgrading the system to two-way capability in order to be able to offer high-speed internet service or video services comparable to those available from DBS would be approximately $12.2 million (for an upgrade to 550 megahertz (MHz) capacity) to $14.6 million (for an upgrade to 870 MHz capacity).

ALTERNATIVES TO LIQUIDATION PLAN NOT PRUDENT

         In addition to the Liquidation Plan, the general partner considered the following alternatives when reaching its conclusion that the Liquidation Plan would be in the unitholders' best interest:

         CONTINUATION OF THE OWNERSHIP AND OPERATION OF ENSTAR 1984 AND OF THE SYSTEM. This alternative is being made available to the unitholders through this consent solicitation statement. If the unitholders desire to continue the partnership's ownership and the general partner's operation of the system they may vote to "disapprove" the Liquidation Plan. In our view, the continued ownership and operation of the system could be on either of two bases: (a) the continued operation of the system in its present condition, in which case, for the reasons discussed above, we do not believe the partnership would be able to compete with DBS and other more technologically advanced providers and, accordingly, would continue to lose subscribers; or (b) the investment of between approximately $12.2 million to $14.6 million for the system upgrades we estimate would be necessary for the partnership to offer services comparable to those of its DBS and other significant competitors. However, as noted above, based on our projections, and even after taking into account the additional services the system could offer as a result of undertaking those upgrades and thereby obtaining two-way transmission capability (such as interactive programming and high-speed Internet access), the partnership would not generate sufficient revenues to both make these additional investments and continue to operate profitably. This is largely due to the partnership's relatively small and declining customer base and the lack of population density in its service area, which limits the potential for customer growth even if enhanced services are offered. In short, we do not believe that the partnership would recoup these costs within the lives of its key franchises, which we could lose as franchises agreements expire and communities explore new alternatives to provide their residents with advanced services. We cannot guarantee you that any of the partnership's existing franchises will be renewed. If the partnership were to make these substantial investments, which we do not believe could be financed by operating revenues or by third party sources on a basis favorable to the partnership and its partners, the partnership would likely cease to operate at a profit.

         SALE OF THE SYSTEM TO ANOTHER THIRD PARTY. Based on the other bids received in the "auction" for the system, the general partner has concluded that the proposed sale to Telecommunications represents the best transaction obtainable presently and, in all likelihood, for the foreseeable future. For this reason, the general partner believes that a sale of the system to another third party likely would be at a lower total price than offered by Telecommunications and, therefore, in light of the offer by Telecommunications, not financially advantageous to the unitholders. See "--Best Available Transaction--Sale Process" on pages 18-19.

         Accordingly, in view of the sale price offered by Telecommunications and the liquidating distributions that we expect to result from the Liquidation Plan, we believe that the alternatives to the Liquidation Plan are not prudent, and that consenting to the Liquidation Plan would be more favorable to the unitholders than would be investing in substantial upgrades to the system, continuing to operate the system in its present condition or selling the system to another third party.

ABILITY TO SELL UNITS

         The units are not listed on any national securities exchange, nor are they quoted on any inter-dealer quotation system, and there is no established trading market for them. Because of this, the liquidity of a unitholder's investment in Enstar 1984 is severely limited. Approving the Liquidation Plan will permit us to make distributions to the unitholders that we believe could not otherwise be made. If the Liquidation Plan is approved, we expect that the liquidating distributions will aggregate approximately $113 per unit in respect of the Telecommunications Sale, after estimated closing adjustments, taxes and closing and liquidation expenses.

EFFECTS OF THE TRANSACTION

ON ENSTAR 1984

         The completion of the Liquidation Plan will, after repayment of Enstar 1984's debts and obligations, result in the distribution of the partnership's remaining net assets to the unitholders and the general partner ratably in proportion to their respective percentage interests in the partnership, and, thereafter, the winding-up and legal dissolution of Enstar 1984. Consequently, the unitholders' equity interest in Enstar 1984 will have been extinguished in exchange for the liquidating distributions, and Enstar 1984 will thereafter no longer be a reporting company under the Securities Exchange Act of 1934, as amended. This means, among other things, that Enstar 1984 will no longer file, and the unitholders will no longer receive annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K. As shown in the following table, these filings have cost the partnership an average of $53,200 per year.

                                          1999         2000         2001        TOTAL
                                          ----         ----         ----        -----
Audit Fees.......................      $  45,200    $  45,000    $  50,900    $ 141,100
Printing and Filing Fees.........          6,200        6,200        6,200       18,600
                                       ---------    ---------    ---------    ---------
Total............................      $  51,400    $  51,200    $  57,100    $ 159,700

Average over 3 years.............                                             $  53,200

For more information, please see "Liquidation Plan Summary -- Dissolution and Liquidation of Enstar 1984" on pages 5-6; "Questions and Answers About the Liquidation Plan -- Why is Enstar 1984 Dissolving?" on page 7; "-- What Will I Receive as a Result of the Liquidation Plan?" on pages 7-8; "-- What are the Disadvantages to Enstar 1984, the Unitholders and the General Partner of Completing the Liquidation Plan?" on page 8; "-- What are the Consequences to Enstar 1984, the Unitholders and the

General Partner if the Liquidation Plan is Not Consummated?" on pages 8-9; "Special Factors -- Use of Proceeds and Cash Distributions" on pages 31-32; "-- Disadvantages of the Liquidation Plan" on page 32; "-- Consequences of Failure to Approve the Liquidation Plan" on page 33; and "-- Liquidation of Enstar 1984" on page 33.

         The disadvantages to Enstar 1984 of completing these transactions are set forth under "Questions and Answers About the Liquidation Plan -- What are the Disadvantages to Enstar 1984, the Unitholders and the General Partner of Completing the Liquidation Plan?" on page 8; and "Special Factors -- Disadvantages of the Liquidation Plan" on page 32.

         If these transactions are not completed, the effects on Enstar 1984 will be as set forth under "Special Factors -- Consequences of Failure to Approve the Liquidation Plan" on page 33; and "Questions and Answers About the Liquidation Plan -- What are the Consequences to Enstar 1984, the Unitholders and the General Partner if the Liquidation Plan is Not Consummated?" on pages 8-9.

ON THE UNITHOLDERS

         The effects on the unitholders of completing the Liquidation Plan will be the receipt, upon completion of the Liquidation Plan, of liquidating distributions totaling approximately $113 per unit in respect of the Telecommunications Sale, before applicable taxes. Completion of the Liquidation Plan will, therefore, extinguish the unitholders' interest in the partnership and the system. Depending upon their individual circumstances, unitholders may owe federal and/or state income taxes in respect of those distributions. For more information, please see "-- Federal Income Tax Consequences of the Liquidation Plan" on pages 33-35.

         The disadvantages to the unitholders of completing the Liquidation Plan are discussed under "-- Disadvantages of the Liquidation Plan" on page 32.

         The effects on the unitholders of not completing the Liquidation Plan are discussed under "Questions and Answers About the Liquidation Plan -- What are the Consequences to Enstar 1984, the Unitholders and the General Partner if the Liquidation Plan is Not Consummated?" on pages 8-9; and "Special Factors -- Consequences of Failure to Approve the Liquidation Plan" on page 33.

ON THE GENERAL PARTNER

         The principal advantages to the general partner of completing the Telecommunications Sale and the Liquidation Plan are its receipt of an estimated liquidating distribution of approximately $34,200 in respect of the Telecommunications Sale. The corporate general partner and its affiliates will receive approximately $358,600 in repayment of deferred management fees and approximately $469,100 in repayment of deferred expenses owned to the corporate general partner and its affiliate by Enstar Six-A. The corporate general partner also will avoid the risks of continued operation of the system and managerial responsibility for (1) the estimated investment of $12.2 million to $14.6 million for required system upgrades to address competitive disadvantages of the current system, including the need to obtain the financing that would be required, (2) coping with the uncertainty of whether such upgrades would improve the system's competitiveness or operating performance, (3) responding to increasing competition from technologically advanced competitors, (4) addressing the uncertain effects of future legislation and regulations, and (5) responding to continuing rate pressure from DBS operators.

         The principal disadvantages to the general partner of completing the Telecommunications Sale and the Liquidation Plan are the incurring of the above risks as well as the disadvantages discussed under "-- Disadvantages of the Liquidation Plan" on page 32.

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

BEST AVAILABLE TRANSACTION

SALE PROCESS

         We and the other Filing Persons believe that the process through which offers were solicited for the Enstar system acted as a "market check" with respect to the sale price and other terms offered. A "market check" is a process through which a seller of assets or equity interests canvasses or otherwise probes the field of prospective purchasers for the purpose of soliciting and obtaining the highest available purchase price and most favorable terms then obtainable from a willing purchaser.

         In December 1999, the general partner entered into an agreement with Daniels & Associates, L.P. ("Daniels" or the "broker"), a prominent business broker with extensive expertise in the cable and telecommunications industry, to market the partnership's cable television systems, as well as the cable systems of 13 other affiliated Enstar partnerships, to third parties. Over a period of nine months, the broker solicited offers to purchase the partnership's cable television systems along with the systems of those other affiliated partnerships. Based on its knowledge of the telecommunications industry, cable and telecommunications companies, and its knowledge and experience of those companies' strategic plans and interests, during this period Daniels contacted 45 prospective purchasers that it believed represented virtually all the parties which then would both be potentially interested in such an acquisition and financially capable of completing it, and, based on their responses to those contacts, sent written evaluation materials to 21 of them.

         Four parties conducted due diligence, resulting in an offer from Gans Multimedia in March 2000 to purchase those portions of the partnership's system located in Tennessee and North Carolina. Gans bid $25.9 million for those portions of the partnership's system located in Tennessee and North Carolina, as well as the systems of several affiliated partnerships, with $13,691,119 of this bid allocable to the partnership's system. This was a price of $1,599 per subscriber, based on the number of subscribers served by the systems at that time.

         In late July 2000, after commencing to negotiate a purchase agreement with Gans, the general partner was notified that the broker's New York City office had in the past and currently was representing Gans Multimedia Partnership, the proposed buyer's parent company, in certain equity and mergers and acquisitions financing matters. When the general partner was notified of this potential conflict of interest, it promptly advised all bidders for the systems, who were allowed to withdraw or re-bid. Only Gans re-bid at that time, resubmitting its original bid.

         Subsequently, in August 2000, Gans, the partnership and the other affiliated sellers entered into a purchase agreement, under which the portion of the purchase price allocated to the partnership for the partnership's system was approximately $13,691,119 million, or approximately $1,599 per subscriber.

         In February 2001, the general partner and Gans began negotiating an amendment to the Gans purchase agreement that the parties believed was necessary in order for all parties to satisfy their respective closing conditions. However, in April 2001, following a series of discussions and meetings, negotiations between the general partner and Gans reached an impasse, which caused them to determine that they would not be able to agree on those amendments. As a result of this, and of Gans' inability to arrange sufficient financing to close the acquisition, the parties agreed to terminate the purchase agreement.

         The broker then continued to market the partnership's and the other affiliated partnerships' cable systems, contacting approximately 23 prospective purchasers (based on Daniels' and the general partner's knowledge of the industry) and sending evaluation materials to approximately eight of them. The broker solicited offers through a bid process. As a result of this process, none of the bidders knew the contents or

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

amount of any other bid. This process produced a bid in June 2002 for all of the systems located in Tennessee and North Carolina (including the partnership's system and those owned by other affiliated partnerships) from Cable Direct, LLC for $16.2 million, of which $4.3 million was attributable to the partnership's systems. It was determined by the corporate general partner that Cable Direct's bid for was the best transaction for the sale of the partnership's systems. We negotiated and entered into the purchase agreement with Telecommunications, an affiliate of Cable Direct, on November 8, 2002, at a purchase price of approximately $3,916,288 to be paid to Enstar 1984 for its system, or $656 per subscriber for that portion of the system in Tennessee and $600 per subscriber for that portion of the system in North Carolina.

         The market for cable television systems peaked in 2000, and has been on a steady decline since that point. This is best evidenced by the significant decline in the value of publicly traded cable stocks that have declined 21% to 99% from August 2000 to November 2002. This decline in value was due to a number of factors, including a decline in the overall stock market, increased competition from DBS operators and the resulting decrease in the number of cable subscribers, a tightened market for debt for cable television acquisitions, the accounting scandal at cable operator Adelphia Communications Corporation, and poorer than expecting operating results from a number of the public cable companies.

         These issues affected all cable television operators and, in particular, operators of rural cable systems due to increased competition from DBS, as evidenced by the loss of significant numbers of subscribers, and thus the loss of revenues and operating cash flow. Two of the largest operators of rural cable systems, publicly traded Classic Cable and privately held Galaxy Telecom, filed for Chapter 11 bankruptcy protection in late 2001.

         We and the other Filing Persons believe that the "auction" process conducted by Daniels and described above constituted an active "market check" with respect to the sale price and other terms of the sale of the Enstar 1984 system. The broker contacted the parties that it believed constituted virtually all prospective purchasers of those cable systems and required all interested parties to submit bids, without knowing the identities of the other bidders or the terms of the other bids. This process enabled the broker to canvass a representative universe consisting of a large number of actual, prospective buyers and to objectively determine the range of current market values of the systems, as given by willing purchasers. In fact, we and the other Filing Persons believe that the "auction" process conducted by the broker is the most effective and accurate means for ensuring that the agreement with Telecommunications is the highest price and represents the best transaction currently available in the market from a willing buyer.

CONSENT PROCEDURES AND PROCEDURAL SAFEGUARDS

         The Liquidation Plan can take place only if it is consented to by a majority-in-interest of the unitholders, none of whom is an affiliate of Enstar 1984, the general partner, Telecommunications or any of the other Filing Persons. If a majority-in-interest of the unitholders vote to disapprove the Liquidation Plan (either affirmatively, by failing to vote, or by voting to "abstain"), the Liquidation Plan will not be consummated.

         The general partner did not retain an unaffiliated representative to act on behalf of the unitholders in negotiating the purchase agreement with Telecommunications. However, the purchase agreement was negotiated by the general partner on an arm's-length basis with Telecommunications, an unaffiliated prospective purchaser.

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

DETERMINATION OF THE SALE PRICE

         o GENERAL. The offer by Telecommunications of approximately $3,916,288, in cash, for the Enstar 1984 system was the best offer received in respect of the system in the most recent bid solicitation.

         The valuation of a cable television system for purposes of a sale is a highly subjective process, but the sale price will ultimately reflect the future value the purchaser expects to receive from operating the system, offset by future expenditures expected to be required for the systems to remain technologically current and to satisfy franchising authorities. Numerous factors affect this valuation, the most important among them being the physical condition and technical capability of the system; the presence or absence of competitors; the density of households and growth potential of the customer base; and the length of the remaining terms of local franchises and the likelihood that, upon expiration, the franchises will be renewed or extended. Based on our business experience in the cable television industry, we and the other Filing Persons believe that when the partnership's system is measured against these factors, the sale price offered by Telecommunications is commercially reasonable for small systems with demographics and technological capabilities comparable to the partnership's system.

         o   CURRENT MARKET PRICES AND UNSOLICITED OFFERS FOR UNITS.
Neither the general partner nor the other Filing Persons based their conclusion that the sale price offered by Telecommunications for the system is the best transaction available to the unaffiliated unitholders on a comparison of either the sale price or the anticipated liquidating distributions to historical or current market prices for units, or to recent unsolicited offers for units. This is principally because neither the general partner nor any of the other Filing Persons believe that the available, published data on secondary market sales of units, or most recent unsolicited, third-party offers for units, provide a reliable or appropriate basis for valuing the system.

         First, there is not and has not been an established market for the units, either on a national securities exchange, an inter-dealer quotation system, over-the-counter or otherwise. Trades in the units have been limited to sporadic transactions in an unregulated, informal secondary market. It is not known whether these trades have been on a fully arm's-length basis, whether the buyers and sellers have each had access to all material information regarding the partnership, its financial condition, the value of its assets and its prospects for the future, or whether such trades have fairly reflected the then-current market value of Enstar 1984's assets.

         Second, recent unsolicited offers to purchase units have been made only by a few institutional holders whose intention is believed by the general partner and the other Filing Persons to be to purchase units at a significant discount with a view toward selling them (or their asset equivalent) at a substantially higher price in a subsequent sale or liquidation of the partnership. In light of this, neither the general partner nor any of the other Filing Persons are of the view that the prices offered by these potential buyers of units are fairly indicative of any accurate valuation of the system or appropriate to any evaluation of the sale prices offered for the Enstar system.

         o APPRAISALS AND OPINIONS. We did not obtain any appraisals, reports or opinions regarding the procedural or substantive fairness to the unitholders of the sale price offered by Telecommunications for the system or the other terms of the Telecommunications Sale. We and the other Filing Persons believe that the process through which offers were solicited for the system, together with the facts that the purchase agreement was negotiated on an arm's-length basis with an unaffiliated prospective purchasers; the bid offered by Telecommunications was the best bid received for the system during the most recent bidding process; provide a sufficient basis for the general partner's and the other Filings Persons' belief that the Telecommunications Sale is the best transaction available to the unitholders.

         o DISCOUNTED CASH FLOW VALUE; GOING CONCERN VALUE. Neither the general partner nor any of the other Filing Persons evaluated either the sale price offered by Telecommunications, or the anticipated liquidating distributions, on a discounted cash flow or "going concern" basis, because current market conditions, including the competition faced by the partnership and trends in the telecommunications industry generally, are likely to have a substantial adverse effect on the partnership's ability to maintain its current revenue levels and profitability for the foreseeable future. For this reason, we and the other Filing Persons concluded that valuations that assume a continued, longer term viability or cash flow stream may not be especially predictive with respect to Enstar 1984. As a result, the general partner and the other Filing Persons do not believe that a discounted cash flow or "going concern" valuation of Enstar 1984 provide an appropriate basis against which to compare the sale price offered by Telecommunications.

         o OTHER FACTORS. In addition to being, in our opinion, the buyer making the best offer and the best resulting transaction for the sale of the system, the terms proposed by Telecommunications were, in the general partner's and the other Filing Persons' opinion, favorable, overall, to the unitholders. Specifically, as set forth in the purchase agreement with Telecommunications:

         o there is no financing contingency that would make Telecommunications' obligations contingent upon obtaining adequate financing to complete the purchase; and

         o Telecommunications' obligation to close is not contingent upon the partnership obtaining at its own expense a Phase I environmental assessment report confirming that the owned or leased real property included in the assets to be sold to Telecommunications is free of hazardous materials and contaminants.

         Given the current competitive environment in which the system operates; the fact that costly upgrades are required in order for the partnership to be able to compete with DBS operators, which currently offer more services than does the partnership and to which the partnership historically has lost significant numbers of customers; and the financial risks involved in making the substantial capital investments we believe will be necessary to address those challenges, the general partner and the other Filing Persons concluded that the Liquidation Plan (and the estimated aggregate liquidating distribution of $113 per unit in respect of the Telecommunications Sale) is in the best interests of Enstar 1984 and the unitholders.

RECOMMENDATION OF THE GENERAL PARTNER AND OTHER FILING PERSONS

         The general partner and the other Filing Persons each believe that the advantages exceed any disadvantages of consummating the Liquidation Plan at this time. Accordingly, the general partner and the other Filing Persons each recommends that the unitholders approve the Liquidation Plan.

         In making this recommendation, the Filing Persons considered the following material factors:

         o If the Liquidation Plan is approved, the partnership will be able to consummate the Telecommunications Sale for an amount that the general partner and the other Filing Persons believe represents the best available transaction for sale of the assets of the partnership and upon terms that the corporate general partner and the other Filing Persons believe will entail favorable transaction costs and permit an efficient consummation of the sale. The sales price offered by Telecommunications of $3,916,288 for the system ultimately represents the best proposal for the system resulting from the offering process. The Telecommunications Sale will have an aggregate sales price of $3,916,288 in cash for the partnership, subject to escrows aggregating $127,636 for indemnity claims and closing adjustments.

         o The sale price was determined through an "auction" process conducted by an independent broker and effected a "market check," which supports the corporate general partner's and the other Filing Persons' belief that the price offered by Telecommunications represents the highest available purchase price for the partnership's system. The broker, which specializes in the cable television industry, contacted virtually every known prospective buyer of the partnership's system. None of the bidders knew the sale prices or other terms of the other bids until all of the bids were received and opened.

         o The purchase agreement with Telecommunications contains closing conditions that are standard in the industry and were negotiated on an arm's-length basis. These conditions apply to all of the sellers and the failure of one seller to satisfy these conditions can prevent the other sellers from closing their transactions with Telecommunications. However, the purchase agreement with Telecommunications does allow for a partial closing if all of the conditions of the purchase agreement have been satisfied or waived with respect to certain primary cable television systems that include all of Enstar 1984's system except for that portion of the system located in Snow Hill, North Carolina. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications.

         o By selling its system now, Enstar 1984 would significantly reduce the risks inherent in the ownership of cable television systems, particularly small cable systems, including, among other things: the increasing number of entities that provide high quality video programming, Internet and telephony services, particularly DBS operators; the uncertainty of the future effects of legislative and regulatory changes; the rapid technological developments in the cable television and telecommunications industry, which are pressuring cable operators to upgrade their systems and increase their service offerings; the financial difficulties inherent in small cable television systems acquiring the technological infrastructure needed to compete with "broadband" providers of multiple television, Internet and telephony services; and increasing costs of obtaining quality programming; and the competitive pressure to maintain rates at a level competitive with DBS operators.

         o Because there is no established trading market for the units, the unitholders' ability to sell their units has been and for the foreseeable future will be limited to sporadic sales within an informal secondary market.

         o In order for the Liquidation Plan to be authorized and completed, the holders of a majority of the units (none of whom are affiliates of Enstar 1984, the general partner of the partnership or any of the other Filing Persons) must first approve the Liquidation Plan.

         o There exists the risk that by selling the system now, Enstar 1984 and the unitholders would not benefit from any increased revenues that might result from an upgrade of the system, or from possible further improvements in economic and market conditions that might increase the sale price of the system. However, neither we nor any of the other Filing Persons believe that a sufficient increase in revenues is likely to result from upgrades, or that in its present condition, the system's sale value is likely to increase. Accordingly, in our and the other Filing Persons' views these potential risks are outweighed by the potential benefits to be realized from the Liquidation Plan.

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

         After considering the factors discussed in this section, we and the other Filing Persons have determined that the Telecommunications Sale and the Liquidation Plan are the best transactions available to the unitholders, and have determined that approval of the Liquidation Plan would serve the best interests of the unitholders by maximizing the proceeds from a disposition of the system and, consequently, the per-unit liquidating distributions to Enstar 1984's unitholders.

         The information and factors discussed above were considered collectively by the corporate general partner and the other Filing Persons in connection with their review of the Telecommunications Sale and the Liquidation Plan. Although they did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching the above determination, added weight was accorded to the following factors: the fact that Telecommunications' offer resulted from an "auction" process, which we believe acted as a "market check" to ensure that the highest available price was obtained; the fact that Telecommunications is a third party buyer unaffiliated with Enstar 1984 or any partners, allowing the parties to negotiate on an arm's-length basis; and the fact that the purchase agreement contains closing conditions and seller's representations and warranties that are standard in the industry and were negotiated on an arm's-length basis with an unaffiliated buyer (including the fact that the obligations of Telecommunications under the purchase agreement are not contingent upon obtaining adequate financing).

         To the knowledge of the general partner, no executive officer, director or affiliate of Enstar 1984, the general partner or any other Filing Person, and no executive officer, director or affiliate of any of them, holds or beneficially owns any units, and none of such persons has made a recommendation either in support of or opposed to the Telecommunications Sale or the Liquidation Plan, other than as set forth in this consent solicitation statement. The general partner's board of directors consists of only one member, who approved the Liquidation Plan and is recommending the Liquidation Plan to the unitholders.

RELATED PARTY TRANSACTIONS

         Enstar 1984 has a management and service agreement (the "Management Agreement") with Enstar Cable Corporation ("Enstar Cable"), a wholly-owned subsidiary of the general partner, for a monthly management fee of 5% of gross revenues from the operations of Enstar 1984 excluding revenues from the sale of systems or franchises. The partnership's management fee expense approximated $125,100 and $140,900 during the nine months ended September 30, 2002 and 2001, respectively.

         In addition to the monthly management fee, Enstar 1984 reimburses Enstar Cable for direct expenses incurred on behalf of the partnership, and for the partnership's allocable share of operational costs associated with services provided by Enstar Cable. Additionally, Charter Communications Holding Company, LLC, a direct parent of the general partner, and its affiliates (collectively, "Charter") provide other management and operational services for Enstar 1984. These expenses are charged to the properties served based primarily on the partnership's allocable share of operational costs associated with the services provided. The partnership reimburses the affiliates for the partnership's allocable share of the affiliates' costs. The total amount charged to the partnership for these costs approximated $182,500 and $168,700 for the nine months ended September 30, 2002 and 2001, respectively.

         All programming services are purchased through Charter. Charter charges the partnership for these costs based on an allocation of its costs. The partnership incurred programming fee expense of $608,200 and $645,400 for the nine months ended September 30, 2002 and 2001, respectively. Programming fees are included in service costs in the accompanying condensed statements of operations.

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         Certain accrued and unpaid management and other fees will be paid by the partnership to affiliates of the corporate general partner, as described under "--Conflicts of Interest" below. All amounts owed to the general partner and affiliates are non-interest bearing.

CONFLICTS OF INTEREST

         Upon completing the Telecommunications Sale, accrued deferred management fees (which were $358,600 as of September 30, 2002) will be paid to the general partner by the partnership. In addition, the general partner will receive approximately $469,100 in repayment of deferred expenses owed to it by the partnership. However, for the reasons discussed under "Best Available Transaction -- Consent Procedures and Procedural Safeguards" on page 19, Enstar Communications and the other Filing Persons believe that the terms of the Telecommunications Sale and the Liquidation Plan are the best transactions available to the unitholders.

THE TELECOMMUNICATIONS PURCHASE AGREEMENT

         The partnership and nine other general and limited partnerships managed by the general partner have entered into an Asset Purchase Agreement with Telecommunications (the "Telecommunications Purchase Agreement"). For purposes of this summary of the Telecommunications Purchase Agreement, the partnership and the other partnerships managed by the general partner will sometimes collectively be referred to as the "Sellers." The Telecommunications Purchase Agreement covers the sale to Telecommunications of certain of the assets used by the Sellers in connection with the operation of multiple cable television systems located in or around 14 communities in Kentucky, Tennessee, Missouri, Arkansas and North Carolina (the "Telecommunications Assets"), including the partnership's system.

         THE FOLLOWING IS A SUMMARY OF THE TELECOMMUNICATIONS PURCHASE AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TELECOMMUNICATIONS PURCHASE AGREEMENT. COPIES OF THE TELECOMMUNICATIONS PURCHASE AGREEMENT ARE AVAILABLE UPON REQUEST FROM THE SOLICITING AGENT, D.F. KING & CO., INC., AT (800) 207-2014.

PURCHASE PRICE AND ADJUSTMENTS

         Under the Telecommunications Purchase Agreement, Telecommunications will acquire the Telecommunications Assets from the Sellers for a total purchase price of approximately $15,341,639 (subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions), to be paid in immediately available funds, approximately $3,916,288 of which is to be paid by Telecommunications to the partnership for its system. Of the $3,916,288 to be paid to the partnership for the system, $3,097,688 was allocated to those portions of the system located in Bolivar, Brownsville and Covington, Tennessee and $818,600 was allocated to that portion of the system located in Snow Hill, North Carolina. The allocation of the aggregate purchase price to partnership's system was determined from the bid received from Telecommunications for the system, based on $656 per subscriber located in that portion of the system in Bolivar, Brownsville and Covington, Tennessee and $600 per subscriber located in that portion of the system in Snow Hill, North Carolina.

         The purchase price will be subject to adjustments at closing, and again post-closing if need be, to reflect or take account of, among other things,
(a) the allocation to the Sellers of all revenues, refunds, costs, expenses and liabilities attributable to the operation of the cable systems prior to the closing date, and to Telecommunications after the closing date, as applicable, and (b) an average number of subscribers in Sellers' systems below a prescribed target of subscribers for each system, including a prescribed target for Enstar 1984's system of 4,722 subscribers for that portion of the system located in Bolivar, Brownsville

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

and Covington, Tennessee and 1,365 subscribers for that portion of the system located in Snow Hill, North Carolina. As of November 30, 2002, that portion of the system located in Bolivar, Brownsville and Covington, Tennessee had 4,300 subscribers and that portion of the system located in Snow Hill, North Carolina had 1,400 subscribers.

         The Sellers and Telecommunications also will execute an escrow agreement whereby Telecommunications will deposit $500,000 (the "Telecommunications Deposit Amount") with an escrow agent to secure Telecommunications' performance and obligations under the Telecommunications Purchase Agreement prior to Closing. The Telecommunications Deposit Amount will be deposited as follows: $100,000 at the time of the completion of final schedules and applicable exhibits to the Telecommunications Purchase Agreement; $100,000 90 days after execution of the Telecommunications Purchase Agreement; $150,000 upon approval of franchise transfers of certain primary systems; and $150,000 upon obtaining partner approval of the transfer of the primary systems. At Closing, the Sellers and Telecommunications will cause the escrow agent to deliver to the Sellers the Telecommunications Deposit Amount and all interest and earnings accrued thereon, which amount shall be credited against the purchase price.

         In addition, at Closing, Sellers will deposit $500,000 of the purchase price in escrow pursuant to an indemnity escrow agreement ("Indemnity Escrow Agreement") for a period of 13 months after Closing to provide funds for the payment of any indemnification to which Telecommunications may be entitled under the Telecommunications Purchase Agreement, of which $127,636 will be Enstar 1984's portion of the purchase price placed in escrow. Of the $127,636 to be deposited in escrow for the system, $100,957 was allocated to that portion of the system located in Bolivar, Brownsville and Covington, Tennessee and $26,679 was allocated to that portion of the system located in Snow Hill, North Carolina. The Telecommunications Purchase Agreement provides that the Indemnity Escrow Agreement will limit payments out of escrow to Telecommunications for indemnification from Enstar 1984 to the $127,636 deposited by Enstar 1984 into escrow. Telecommunications' rights for indemnification from Enstar 1984, however, are not limited to the amount held in escrow. Indemnification claims by Telecommunications may not exceed $1,600,000 for all of the Sellers, except that this limitation does not apply to claims arising out of representations and warranties relating to title to assets, taxes and authority.

REPRESENTATIONS AND WARRANTIES

         The Telecommunications Purchase Agreement contains representations and warranties of the Sellers that are customary in the industry. In summary, Enstar 1984 individually (and not jointly with the other Sellers) represents and warrants to Telecommunications that:

    o Enstar 1984 is a limited partnership which was properly formed and is in good standing under the laws of the State of Georgia, with full power and authority to carry on its business in the manner in which it is now carried on;

    o Enstar Communications, as the general partner of Enstar 1984 was properly formed and is in good standing under the laws of the State of Georgia, with full power and authority to carry on its business in the manner in which it is now carried on;

    o subject to obtaining requisite partner consents, the partnership has the full legal capacity and right to execute, deliver and perform the Telecommunications Purchase Agreement, and the Telecommunications Purchase Agreement has been duly executed and delivered by the partnership and is binding on the partnership;

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    o    the consummation of the sale of the system will not violate the Enstar
         1984's partnership agreement or any statutory or regulatory requirement or contractual obligation applicable to the partnership or the system;

    o except for those consents set forth in the disclosure schedules to the Telecommunications Purchase Agreement, there are no approvals, consents or authorizations required by any person or government authority for the consummation of the sale of the system contemplated by the Telecommunications Purchase Agreement;

    o the partnership has delivered true and correct copies of its financial statements, and they are in accordance with its books and records and have been prepared in accordance with GAAP;

    o since November 12, 1999, the partnership has operated the system in the ordinary course of business;

    o the disclosure schedules to the Telecommunications Purchase Agreement list all parcels of real property owned by the partnership and used in the operation of the system, all leases under which the partnership is lessee, and all easements, licenses, rights to access, rights-of-way and other real property interests owned by the partnership or used in the operation of its system;

    o the partnership owns and has good title to all personal property included in the system;

    o subject to certain exceptions, the disclosure schedules to the Telecommunications Purchase Agreement list all leases, agreements and rights with respect to personal property under which the partnership is lessee;

    o each governmental authorization required to operate the system is in full force and effect, and a written request for renewal has been filed with respect to any required franchise related agreements expiring within 30 months of the Telecommunications Purchase Agreement;

    o except as disclosed in the disclosure schedules to the Telecommunications Purchase Agreement, the partnership is not a party to or bound by any contracts or agreements;

    o the partnership has delivered to Telecommunications all agreements with respect to the system relating to the use of any public utility facilities, the use of any microwave or satellite transmission facilities, or the sale of cablecast time to third parties;

    o each station carried by the system is carried pursuant to a retransmission consent agreement, "must carry" election or other programming agreement;

    o the partnership has filed with the Copyright Office all required statements of account and paid all royalty fees payable with respect to the system;

    o the partnership is in full compliance with all requirements of the Communications Act of 1934, as amended, and with the Federal Communications Commission;

    o except as disclosed in the disclosure schedules to the Telecommunications Purchase Agreement, there is no litigation or similar proceeding or any order, complaint, judgment or decree pending (or to its knowledge, threatened) that would interfere with the partnership's ability to complete the sale of the system contemplated by the Telecommunications Purchase Agreement;

    o the partnership has not received any notice of any claim by any governmental authority, and has no knowledge that the system has not been or is not in compliance with any legal requirement applicable to the system;

    o except as disclosed in the disclosure schedules to the Telecommunications Purchase Agreement, there are no employee plans or compensation arrangements that will affect the benefits of employees or former employees of the system, and each employee plan and compensation arrangement has been established and operated in accordance with ERISA, the Internal Revenue Code and all other applicable legal requirements;

    o the partnership is not a party to a collective bargaining agreement, it has not recognized any union or other collective bargaining representative of any group of its employees, and no union or other collective bargaining representative has been certified as representing any of its employees;

    o there are currently no unfair labor practice charges or complaints, grievances or arbitration proceedings pending in any tribunal involving any of the partnership's employees or arising out of any collective bargaining agreement;

    o except as set forth on the disclosure schedules to the Telecommunications Purchase Agreement, the partnership's operations with respect to the system have complied with all environmental laws;

    o the disclosure schedules to the Telecommunications Purchase Agreement list all franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by the Sellers in connection with the cable systems;

    o the disclosure schedules to the Telecommunications Purchase Agreement list the total number of subscribers served by the system, the bandwidth capacity specified in MHz, the channel lineup and rate card, and the plant miles; and

    o except for Daniels & Associates, Inc., the partnership has not dealt with any broker or finder in connection with the transactions contemplated by the Telecommunications Purchase Agreement.

         Telecommunications made corresponding representations and warranties to the partnership comparable to applicable representations and warranties made by the partnership summarized above.

CONDITIONS PRECEDENT

         Under the Telecommunications Purchase Agreement, Telecommunications' obligation to acquire the Telecommunications Assets are subject to conditions precedent, any or all of which may be waived by Telecommunications. These conditions apply to all of the sellers and the failure of one seller to satisfy these conditions can prevent the other sellers from closing their transactions with Telecommunications. However, the Telecommunications Purchase Agreement does allow for a partial closing if all of the conditions of the Telecommunications Purchase Agreement have been satisfied or waived with respect to certain primary cable television systems, which includes all of Enstar 1984's system except for that portion of the system located in Snow Hill, North Carolina. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications. These conditions include:

    o each representation and warranty made by the Sellers in the Telecommunications Purchase Agreement shall have been true and correct as of the date made and as of the closing date;

    o the Sellers shall have performed and complied with all covenants made by them;

    o the Sellers shall have obtained the required number of Material Consents, as that term is defined in the Telecommunications Purchase Agreement;

    o no judgment, decree, order or other legal prohibition having the force of law shall be in effect on the closing date that would prevent or make unlawful the closing;

    o the Sellers shall have furnished to Telecommunications certain required certificates, bills of sale, assignments, assumptions, consents and other agreements;

    o the Sellers shall have obtained any and all necessary partner consents, which includes the consent of a majority-in-interest of the limited partners of each of the Sellers;

    o there shall have been no material adverse change in the business, financial condition or prospects of the Telecommunications Assets or the related cable systems since the date of the Telecommunications Purchase Agreement;

    o an affiliate of Sellers will enter into a master advertising sales agreement with Telecommunications; and

    o satisfactory completion by Telecommunications of its due diligence investigation and audit of Sellers.

         The Sellers' obligations to sell the Telecommunications Assets are subject to conditions precedent comparable to those of Telecommunications, any or all of which may be waived by the Sellers.

INDEMNIFICATION

         Telecommunications has agreed that following the closing it will indemnify the Sellers for claims that arise out of or are related to (a) breaches of any representation or warranty of Telecommunications set forth in the Telecommunications Purchase Agreement, or failure of Telecommunications to perform or comply with the covenants or obligations of Telecommunications set forth in the Telecommunications Purchase Agreement, (b) the assertion of any claim against the Sellers by any person or governmental authority arising out of the operation of the Telecommunications Assets after the closing date, or (c) any of the assumed liabilities (as defined in the Telecommunications Purchase Agreement).

         Enstar 1984 has agreed on its own behalf (and not jointly with the other Sellers) that following the closing it will indemnify Telecommunications for claims that arise out of or are related to (a) breaches of any representation or warranty of Enstar 1984 set forth in the Telecommunications Purchase Agreement, or failure of Enstar 1984 to perform or comply with the covenants or obligations of the partnership set forth in the Telecommunications Purchase Agreement, or (b) liabilities of the partnership accruing on or prior to the closing date or arising from the ownership and operation of the system prior to the closing date, except those assumed by Telecommunications under the Telecommunications Purchase Agreement.

         In order to provide funds for the payment of any indemnification to which Telecommunications may be entitled, Telecommunications will deposit $500,000 of the total purchase price in escrow, of which $127,636 will be the partnership's portion of the purchase price placed in escrow. The Telecommunications Purchase Agreement provides that the Indemnity Escrow Agreement will limit payments out of escrow to Telecommunications for indemnification from the partnership to the $127,636 deposited by the partnership into escrow. However, Telecommunications' rights with respect to indemnification are not limited to the dollar amount held in escrow.

         The following limitations apply to indemnification claims:

    o subject to certain exceptions, the representations and warranties made by the parties will survive the closing for a period of 13 months. No claim for indemnification for breach of any representation or warranty may be asserted by any party after the expiration of the 13-month period, provided that written assertions of claims made in a timely manner will extend the 13-month indemnification period with respect to that particular claim until the claim is conclusively resolved;

    o claims for indemnification arising from the breach of any representation or warranty will not take into account or be qualified by any considerations of materiality or knowledge which might be expressed in the representation or warranty;

    o the amount of any indemnifiable claim will be reduced by the amount of any insurance proceeds and tax benefits resulting to the party being indemnified from the subject matter of the claim;

    o Sellers are not required to indemnify Telecommunications for claims arising from the breach of any representation or warranty until the aggregate amount of all such claims exceeds $100,000, in which case the Sellers responsible for the claims will be liable for the total amount of all such claims starting from the first dollar of loss or damage;

    o subject to certain exceptions, the Sellers' joint aggregate liability to Telecommunications for indemnification claims arising from the breach of any of the Sellers' representations and warranties are limited to losses or damages of $1,600,000; and

    o Telecommunications is not required to indemnify a Seller for claims arising from the breach of any representation or warranty until the aggregate amount of all such claims against Telecommunications for all Sellers exceeds $100,000, in which case Telecommunications will be liable for the total amount of all such claims starting from the first dollar of loss or damage.

TERMINATION AND REIMBURSEMENT

         The Telecommunications Purchase Agreement may be terminated prior to the closing only in accordance with the following situations:

    o    at any time by mutual consent of the Sellers and Telecommunications;

    o by either the Sellers or Telecommunications if the closing has not taken place by June 30, 2003, other than by reason of a breach or default of any of the covenants or agreements contained in the

         Telecommunications Purchase Agreement by the party seeking to terminate; provided that, the parties may mutually agree to extend such date if as of such date the conditions to closing have not been satisfied;

    o by either the Sellers or Telecommunications if the other party is in material breach of the Telecommunications Purchase Agreement and does not cure the breach within 30 days;

    o by either the Sellers or Telecommunications if the representations and warranties of the other party are not true and correct in all respects and such failure is not cured by the closing date; or

    o by the Sellers if the requisite partners' approval of the Sellers has not been obtained.

SOURCE OF FUNDS

         Telecommunications has represented and warranted that it has the financial capability, including to obtain financing, necessary to consummate the purchase of the Telecommunications Assets.

CLOSING

         The closing will take place at 9:00 a.m. on the last business day of the calendar month after the satisfaction or waiver of all conditions precedent to closing, as set forth in the Telecommunications Purchase Agreement, but no later than June 30, 2003. The Telecommunications Purchase Agreement also allows for a partial closing if all of the conditions of the Telecommunications Purchase Agreement have been satisfied or waived with respect to certain primary cable television systems (which do not include that portion of the system located in Snow Hill, North Carolina). At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications (including Enstar 1984's system if the conditions relating to that system have been satisfied or waived). We presently expect closing for the system will occur on or before June 30, 2003. The closing will occur at the offices of Charter Communications, Inc.

DESCRIPTION OF ASSETS

         The table below sets forth operating statistics for the Enstar 1984 system as of September 30, 2002:

                                                                                                        AVERAGE
                                                                              PREMIUM                   MONTHLY
                                      HOMES      BASIC        BASIC           SERVICE   PREMIUM         REVENUE PER
SYSTEM                                PASSED(a)  SUBSCRIBERS  PENETRATION(b)  UNITS(c)  PENETRATION(d)  SUBSCRIBER(e)

Brownsville, Tennessee...........        16,400        4,500       27.4%         1,300       28.9%        $   48.97
Snowhill, North Carolina.........         5,600        1,400       25.0          1,300       92.9             41.19
                                       --------    ---------                  --------
Total............................        22,000        5,900       26.8          2,600       44.1             47.12
                                       ========    =========                  ========

------------------

    (a) Homes passed refers to estimates by the partnership of the approximate number of dwelling units in a particular community that can be connected to the cable systems without any further extension of principal transmission lines. The estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.


    (b)  Basic subscribers as a percentage of homes passed by cable.


    (c) Premium service units include only single channel services offered for a monthly fee per channel and do not include tiers of channels offered as a package for a single monthly fee.


    (d) Premium penetration represents premium service units as a percentage of homes subscribing to cable service. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service.


    (e) Average monthly revenue per basic subscriber has been computed based on revenue for the nine months ended September 30, 2002, divided by nine months, divided by the actual number of basic subscribers at September 30, 2002.

USE OF PROCEEDS AND CASH DISTRIBUTIONS

         The following table sets forth the anticipated application of the net proceeds from the Telecommunications Sale. The amount available for distribution to the unitholders shown below assumes that all of the partnership's system is sold to Telecommunications for the price, and subject to the other terms and conditions, contained in the purchase agreement, including estimated closing adjustments.

         As promptly as practicable following the Telecommunications Sale, and calculation of all required sale price adjustments, the general partner will seek to discharge all of the liabilities of the partnership and distribute its remaining assets to itself and the unitholders in accordance with the limited partnership agreement of Enstar 1984. The general partner presently estimates that the liquidating distributions to the unitholders from the proceeds of the Telecommunications Sale would total approximately $113 per unit, after estimated closing adjustments, taxes and expenses and liquidation expenses. This estimate is based on the assumed expenses shown below, and also assumes a closing of the Telecommunications Sale on or before June 30, 2003. HOWEVER, WE CANNOT ASSURE YOU OF THE ACTUAL AMOUNTS DISTRIBUTED, OR AS TO THE AMOUNTS SET FORTH BELOW. ACTUAL AMOUNTS MAY VARY MATERIALLY FROM THESE ESTIMATES.

         The distributions will be distributed in proportion to, and to the extent of, the positive capital account balances of the partners.

                USE OF PROCEEDS AND DISTRIBUTIONS OF ENSTAR 1984

Sale Proceeds(1).............................................  $  3,916,300
Less:  Tennessee excise tax..................................         5,000
Less:  closing expenses(2)...................................       156,600
Plus:  working capital adjustment(3).........................       488,500
Less:  due to affiliates(4)..................................       827,700
                                                               ------------

Net distribution amount......................................     3,415,500
Less:  Distribution to general partner(5)....................        34,200
Distributions to unitholders.................................     3,381,300
Estimated distributions to unitholders per unit..............  $        113

--------------

(1) Approximate. Actual amount is $3,916,288.

(2) The partnership's expected expenses in connection with the Liquidation Plan will be as follows:

    Broker's fees............................................  $     45,400
    Legal fees...............................................        40,700
    Accounting fees..........................................        26,600
    Solicitation expenses....................................         3,200
    Printing and mailing.....................................        26,600
    Filing fees and other miscellaneous expenses.............        14,100
                                                               ------------
                                                               $    156,600

(3) The sale price is subject to adjustment pursuant to the purchase agreement with Telecommunications. This adjustment is only an estimate and the adjustment actually made at closing may be more or less than this amount.

(4) Represents deferred management fees and deferred expenses due to the general partner and its affiliates.

(5) The general partner of Enstar 1984 has a 1% interest in partnership distributions until the amounts specified in the partnership agreement (generally the limited partners' subscription amount plus a specified return) are received by the limited partners, after which the general partner has a 20% interest in partnership distributions. Under the partnership agreement, the general partner of Enstar 1984 will receive approximately $34,200 of the estimated net distribution amount.

DISADVANTAGES OF THE LIQUIDATION PLAN

         The principal disadvantages that would result to the unitholders and the general partner of Enstar 1984 from completing the Liquidation Plan are that by selling the system now, Enstar 1984 would not benefit from any increased revenues that might result from an upgrade of the system, or from possible further improvements in economic and market conditions that might increase the sale price of the system and, thereby, increase the system's liquidation or going-concern value to the unitholders and the general partner of Enstar 1984. However, we do not believe that significant increases in revenues are likely to result from an upgrade, or that in its present condition, the system's sale value is likely to increase. Accordingly, in our view these potential risks are outweighed by the potential benefits to be realized from the Liquidation Plan.

CONSEQUENCES OF FAILURE TO APPROVE THE LIQUIDATION PLAN

         If the Systems Sale and the Liquidation Plan are not completed, Enstar 1984 will continue to operate the system for an indefinite period of time. If the Liquidation Plan is not approved, we believe the partnership will continue to face significant competition from, and (without substantial technological upgrades) continue to lose subscribers to DBS operators. In our view, unless the partnership upgrades the system to have two-way transmission capability, it will not be able to offer internet and other interactive services comparable to those offered by the DBS operators that currently compete with the partnership for video subscribers. Even if the partnership was to undertake such upgrades, we believe that their cost would prevent the partnership from operating profitably for at least the duration of its franchise that covers the largest number of subscribers (i.e., its Brownsville, Tennessee franchise). Last, if the Telecommunications Sale is not approved, we expect to continue to seek buyers for the System from time to time when, in our judgment, market conditions are favorable. We believe that any such sale likely would be on terms less favorable than the terms of the Telecommunications Sale. Failure by the unitholders to approve the Liquidation Plan will not affect their rights under the partnership agreement of Enstar 1984.

LIQUIDATION OF ENSTAR 1984

         The partnership will sell all of its cable television system as part of the Telecommunications Sale. Consequently, after the Telecommunications Sale, the partnership will have no cable television system assets. The partnership will no longer be able to fulfill its partnership purpose, which is to own and operate cable television systems. Therefore, the partnership will dissolve after completing the Telecommunications Sale, paying its debts and distributing the balance of the proceeds to its partners.

         We presently expect that the Telecommunications Sale will close on or before June 30, 2003. As soon as practicable following the closing of the Telecommunications Sale, the general partner, on behalf of Enstar 1984, will cause Enstar 1984 to: (a) pay all costs associated with the Liquidation Plan, including costs associated with the solicitation of consents from the unitholders; (b) estimate and reserve for all such costs associated with the Liquidation Plan for which invoices have not yet been received; and (c) provide a further contingency reserve for all other outstanding expenses and liabilities of Enstar 1984. The general partner will cause Enstar 1984 to distribute the balance of the cash from the Liquidation Plan to the unitholders and the general partner, as provided in the partnership agreement.

         We anticipate making initial distributions to the unitholders within 90 days after the closing of the Telecommunications Sale. The remaining assets of Enstar 1984, and any remainder of the contingency reserve, will be distributed to the unitholders and the general partner as soon as practicable after the release of any remaining sales proceeds from escrow. We estimate that this will occur approximately 13 months after the close of the Telecommunications Sale. Enstar 1984 will terminate and be dissolved upon the disposition of all of its assets.

FEDERAL INCOME TAX CONSEQUENCES OF THE LIQUIDATION PLAN

GENERAL

         The following discussion generally summarizes the federal income tax consequences expected to arise from the consummation of the Liquidation Plan. Further, it does not summarize state tax consequences of the Liquidation Plan, which can vary from state to state. The tax information included here was prepared from tax data compiled by the general partner in its role as Enstar 1984's tax administrator. The tax discussion that follows is merely intended to inform unitholders of factual information; it should not be considered tax advice and should not be relied upon as such. This summary also is not intended to be and should not be considered an opinion respecting the federal, state, local or foreign tax consequences to a particular limited partner. DUE TO THE
COMPLEXITY OF THE TAX ISSUES INVOLVED, WE URGE THE UNITHOLDERS TO CONSULT WITH THEIR PERSONAL TAX ADVISERS REGARDING THEIR INDIVIDUAL CIRCUMSTANCES AND THE TAX REPORTING CONSEQUENCES OF THE LIQUIDATION PLAN.

         This summary is based upon: the Internal Revenue Code of 1986, as amended (which is also referred to as the Code); existing Final, temporary and proposed Treasury regulations thereunder (which are also referred to as the "Regulations"); published rulings and practices of the Internal Revenue Service (which is also referred to as the "IRS"); and court decisions, each as currently in effect. We cannot assure you that the IRS will agree with the conclusions in this section or that future legislation or administrative changes or court decisions will not significantly modify the federal income tax law regarding the matters described herein, potentially with retroactive effect. This interpretation also is subject to subsequent issuance of Treasury regulations and procedures for federal income tax reporting.

         This summary only addresses those unitholders who hold their units as a capital asset and does not discuss all the federal income tax aspects of the Liquidation Plan that may be relevant and material to a particular unitholder in light of the unitholder's personal circumstances (including the application of the alternative minimum tax), or to certain types of unitholders who are subject to special treatment. For example, insurance companies, S corporations, partnerships, pension and profit sharing plans, tax-exempt organizations, non-U.S. taxpayers and others may be subject to special rules not discussed below. This summary also does not address other federal, state, local or foreign tax consequences of consummation of the Liquidation Plan.

PARTNERSHIP STATUS

         Under current law, a "partnership" is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account in computing the partner's income tax liability that partner's allocable share of the partnership's items of income, gain, loss, deduction and credit. The distribution of cash attributable to partnership income is generally not a separate taxable event. This tax treatment, however, depends entirely upon Enstar 1984's classification as a "partnership" (rather than as an "association taxable as a corporation") for federal income tax purposes. This summary assumes that the partnership has been and will continue to be properly classified as a "partnership" for federal income tax purposes. No opinion of counsel or of the partnership's independent accountants or ruling from the IRS is currently being sought with respect to this partnership status issue.

FEDERAL INCOME TAX CONSEQUENCES

         o REALIZATION OF GAIN ON SALE OF ASSETS. Consummation of the Liquidation Plan will cause the partnership to recognize gain for federal income tax purposes. In general, that gain will equal the excess of the "amount realized" over the partnership's adjusted basis in the assets. The general partner anticipates that some or all of the recognized gain will be taxable as ordinary income resulting from the recapture of previously claimed deductions for depreciation and amortization under section 1245 of the Code. The gain recognized by a limited partner may be reduced by the limited partner's prior losses not deductible because of the "passive activity loss" limitations under section 469 of the Code. For more information please see the subsection entitled "Passive Activity Losses" below.

         o PASSIVE ACTIVITY LOSSES. Under section 469 of the Code, non-corporate taxpayers, personal service corporations or other closely held corporations generally can deduct "passive activity losses" in any year only to the extent of its passive activity income for that year. Substantially all post-1986 losses of unitholders from the partnership should be considered passive activity losses. Thus, unitholders may have "suspended" passive losses from the partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other activities) which may be available to shelter gain from the Liquidation Plan. Unitholders should consult their own tax advisors regarding the effect that the passive activity loss rules will have upon his or her tax situation.

         o UNRELATED BUSINESS INCOME. For most tax-exempt unitholders, a portion of the gain from the sale of the assets will be treated as unrelated business income subject to tax under section 511 of the Code. Under section 514(a) of the Code, gain from the sale of "debt-financed property" is treated as unrelated business income generally in an amount equal to a ratio determined by comparing the property's debt to its cost basis. Additional unrelated business income may result to a tax-exempt unitholder that borrowed funds to purchase its units. Tax-exempt unitholders should consult their own tax advisors regarding the unrelated trade or business income that may result from the sale of the partnership's system.

         o FOREIGN INVESTORS. A unitholder who is a nonresident alien individual, foreign corporation or other foreign person, is subject to a withholding tax on that person's share of the gain recognized on the Liquidation Plan, assuming the partnership is deemed to be engaged in a U.S. trade or business and the partnership's taxable income is effectively connected with the trade or business. The withholding rates are 38.6% for unitholders other than corporate unitholders and 35% for corporate unitholders. Amounts withheld will be remitted to the IRS and the foreign person will receive a credit on such person's U.S. income tax return filed for the amount of the tax withheld by the partnership. The tax withheld will be treated as a distribution to the foreign unitholder.

         o COMPLETE LIQUIDATION. In general, upon complete liquidation of the partnership, gain may be recognized by a unitholder upon receipt of a liquidating distribution, but only to the extent any money (and certain other property) received exceeds the adjusted basis of the unitholder's units. In most cases, we anticipate that a unitholder's basis for his units should exceed his liquidating distribution, primarily because the basis for his units will be increased by his share of gain on the sale of the assets. Thus, little or no additional gain should be recognized as a result of receiving a liquidating distribution. However, this may not be true in all cases, as some of the unitholders may recognize gain on the liquidation of the partnership in addition to their share of gain realized by the partnership on the sale of the partnership's assets. Since any decrease in a unitholder's share of partnership liabilities is deemed to be a distribution of money, the amount of gain on a liquidation distribution may exceed the actual distribution of money. Loss will generally be recognized by a unitholder only if he receives no property other than money, and then only to the extent the adjusted basis of his units exceed the sum of any money received. However, the deductibility of capital losses is limited for both corporate and non-corporate unitholders.

         UNITHOLDERS ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISORS FOR ADVICE REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO THEM WITH RESPECT TO THE LIQUIDATION PLAN, INCLUDING THE LIQUIDATION AND TERMINATION OF THE PARTNERSHIP.

STATE TAX CONSEQUENCES

         Many states impose income tax withholding requirements on partnerships that have nonresident partners. These requirements are at the partnership level and, therefore, do not reflect the actual tax profile of the individual partner. Nonetheless, we urge the unitholders to consult their personal tax advisors for advice regarding the application of the information set forth herein to their individual circumstances, including the state tax consequences to each of them on the consummation of the Liquidation Plan and related distributions.

NO APPRAISAL RIGHTS

         If the unitholders owning a majority of the units on the Record Date vote in favor of the Liquidation Plan, that approval will bind all unitholders. The partnership agreement of Enstar 1984 and the Georgia Revised Uniform Limited Partnership Act, under which Enstar 1984 is governed, do not give rights of appraisal or similar rights to unitholders who dissent from the vote of the majority-in-interest in approving the Liquidation Plan. Accordingly, dissenting unitholders do not have the right to have their units appraised and to have a judicial determination of the fair value of their units paid to them because they disapprove of the Liquidation Plan.

               NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS

         No established market for the units of Enstar 1984 was ever expected to develop, and none has developed. Consequently, transactions in the units have been limited and sporadic, and it is not known to what extent those transactions have been on a fully arm's-length basis, as between willing buyers and willing sellers.

         The following table sets forth the high and low sales prices, known to us, for Enstar 1984's units during the period October 1, 2000 through September 30, 2002:


                                                                                                         TOTAL UNITS
PERIOD                                    HIGH                    LOW                 NUMBER                TRADED
------                              ------------------     ------------------     ----------------     -----------------

October-December 2000..........            $401                   $175                    4                     84
January-March 2001.............             406                    203                   43                  2,266
April-June 2001................             334                    334                    1                      8
July-September 2001............             245                    245                    2                     58
October-December 2001..........             232                    232                    1                    300
January-March 2002.............             350                    200                   16                  1,379
April-June 2002................                                                           0                      0
June-September 2002............             210                    210                    3                    600

                          DISTRIBUTIONS TO UNITHOLDERS


         Since the inception of Enstar 1984, the partnership has made aggregate cash distributions to its unitholders in the amount of approximately $10,572,900 or an aggregate of $353 per unit. These distributions were made from the partnership's operating cash flow. However, Enstar 1984 has made no distributions to unitholders since 1990.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On November 30, 2002, there were 29,940 units issued and outstanding and entitled to vote on matters upon which the unitholders may vote or consent, which were held by 755 unitholders. None of the affiliates of the general partner, or any of the executive officers or directors of the general partner or any of its affiliates, owns any of the units, nor has any of these persons engaged in any transaction in the units during the 60-day period immediately preceding the date hereof.

         As of December 20, 2002, the following group of affiliated unitholders beneficially owned, in the aggregate, 5% or more of the total outstanding units. As of the date hereof, there is no other person known by the partnership to own beneficially, or that may be deemed to own beneficially, more than 5% of the units.

                                                  BENEFICIAL OWNERSHIP
                                          ------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER          AMOUNT              PERCENT
----------------------------------------  ---------------      ---------------

Paul J. Isaac
75 Prospect Avenue
Larchmont, NY 10538.....................      1,510                5.04%

         The general partner is an indirect, wholly-owned subsidiary of Charter Communications, Inc. Charter Communications, Inc., is beneficially controlled by Paul G. Allen.

                   IDENTITY AND BACKGROUND OF CERTAIN PERSONS

ENSTAR COMMUNICATIONS CORPORATION

         Enstar Communications is the general partner of Enstar 1984. Enstar Communications is a Georgia corporation whose principal business is to engage in the cable and telecommunications business, both as general partner of 14 limited partnerships formed to own and operate cable television systems, and through a wholly-owned operating subsidiary. As of December 31, 2001, Enstar Communications managed cable television systems serving approximately 74,000 basic subscribers. Enstar Communications has caused Enstar 1984 to pursue a process of liquidation because of difficulties of profitably operating a rural system on a long-term basis. The address and telephone number of Enstar Communications' principal executive offices is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

         Set forth below is certain general information about the Director and the Executive Officers of Enstar Communications. Each of these individuals holds the same positions as an executive officer of each of the Filing Persons, except for Steven A. Schumm, who also serves as the sole director of Enstar Communications. Information about the directors of Charter Communications, Inc., is set forth under "Identity and Background of Certain Persons -- Charter Communications, Inc." on pages 40-42.

         The business address and telephone number of each of the following individuals is 12405 Powerscourt Drive, St. Louis, Missouri; tel.:
(314) 965-0555.

Name                                      Age         Position
----                                      ---         --------

Steven A. Schumm........                   50         Director, Executive Vice President, Chief Administrative Officer and
                                                      Interim Chief Financial Officer

Carl E. Vogel...........                   44         President and Chief Executive Officer

David C. Andersen.......                   53         Senior Vice President - Communications

Margaret A. Bellville...                   49         Executive Vice President and Chief Operating Officer

J. Christian Fenger.....                   47         Senior Vice President of Operations - Western Division

Eric A. Freesmeier......                   49         Senior Vice President - Administration

Ralph G. Kelly..........                   44         Senior Vice President - Treasurer

Paul Martin.............                   41         Senior Vice President - Corporate Controller

                                     - 37 -




David L. McCall.........                   46         Senior Vice President of Operations - Eastern Division

Majid R. Mir............                   51         Senior Vice President -  Telephony and Advanced Services

John C. Pietri..........                   52         Senior Vice President - Engineering

Michael E. Riddle.......                   42         Senior Vice President and Chief Information Officer

Dianne Schneiderjohn....                   45         Senior Vice President - Marketing and Programming

Curtis S. Shaw..........                   53         Senior Vice President, General Counsel and Secretary

Steven E. Silva.........                   42         Executive Vice President - Corporate Development and Chief Technology
                                                      Officer

         STEVEN A. SCHUMM, Director, Executive Vice President, Chief Administrative Officer and Interim Chief Financial Officer. Prior to joining Charter Investment, Inc. (also called "Charter Investment") (a predecessor of, and currently an affiliate of, Charter Communications, Inc., which is also referred to as Charter) in 1998, Mr. Schumm was Managing Partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

         CARL E. VOGEL, President and Chief Executive Officer. Mr. Vogel has held this position (and also has served as a director of Charter Communications, Inc.) since October 2001. Mr. Vogel has more than 20 years of experience in telecommunications and the subscription television business. Prior to joining Charter, he was a Senior Vice President of Liberty Media Corp., from November 1999 to October 2001, and the Chief Executive Officer of Liberty Satellite and Technology, from April 2000 to October 2001. Prior to joining Liberty, Mr. Vogel was an Executive Vice President and the Chief Operating Officer of Field Operations for AT&T Broadband and Internet Services, with responsibility for managing operations of all of AT&T's cable broadband properties, from June 1999 to November 1999. From June 1998 until June 1999, Mr. Vogel served as Chief Executive Officer of Primestar, Inc., a national provider of subscription television services, and from 1997 to 1998, he served as Chief Executive Officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director of On-Command Corporation. Mr. Vogel earned a B.S. degree in Finance and accounting from St. Norbert College.

         DAVID C. ANDERSEN, Senior Vice President - Communications. Prior to joining Charter Communications, Inc., and Enstar Communications in May 2000, Mr. Andersen served as Vice President of Communications for CNBC, the worldwide cable and satellite business news network subsidiary of NBC, from September 1999 to April 2000. He worked for Cox Communications, Inc. from 1982 to 1999, establishing their public relations department and advancing to Vice President of Public Affairs. He held various positions in communications with the General Motors Corporation from 1971 until 1982. Mr. Andersen is a past recipient of the cable industry's highest honor -- the Vanguard Award. He serves on the board of KIDSNET, the educational non-profit clearinghouse of children's programming, and is a former Chairman of the National Captioning Institute's Cable Advisory Board.

         MARGARET A. BELLVILLE, Executive Vice President and Chief Operating Officer. Before joining Charter in December 2002, Ms. Bellville was President and CEO of Incanta Inc., a technology-based streaming content company from 2001 to 2002. Prior to that, she worked for six years at Cox

Communications, the nation's fourth-largest cable television company. She joined Cox in 1995 as Vice President of Operations and advanced to Executive Vice President of Operations. Ms. Bellville joined Cox from Century Communications, where she served as Senior Vice President of the company's southwest division. Before that, Ms. Bellville served seven years with GTE Wireless in a variety of management and executive-level roles. A graduate of the State University of New York in Binghamton, Ms. Bellville is also a graduate of Harvard Business School's Advanced Management Program. She currently serves on the Dan O'Brien Youth Foundation Board, the Public Affairs committee for the NCTA, the CTAM Board of Directors, and is a trustee and secretary for the industry association Women in Cable and Telecommunications. Ms. Bellville is an inaugural fellow of the Betsy Magness Leadership Institute and has been named "Woman of the Year" by Women in Cable and Telecommunications in California.

         J. CHRISTIAN FENGER, Senior Vice President of Operations - Western Division. Mr. Fenger was promoted to his current position in January 2002, having served as Vice President and Senior Vice President of Operations for the North Central Region since 1998. From 1992 until joining Charter in 1998, Mr. Fenger served as the Vice President of Operations for Marcus Cable, and, prior to that, as Regional Manager of Simmons Cable TV since 1986. Mr. Fenger received his bachelor's degree and his master's degree in communications management from Syracuse University's Newhouse School of Public Communications.

         ERIC A. FREESMEIER, Senior Vice President - Administration. From 1986 until joining Charter Investment in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier, he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds a bachelor's degree from the University of Iowa and a master's degree from Northwestern University's Kellogg Graduate School of Management.

         RALPH G. KELLY, Senior Vice President - Treasurer. Prior to joining Charter Investment in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates between 1984 and 1992. He left Charter Investment in 1994 to become Chief Financial Officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor's degree in accounting from the University of Missouri - Columbia and his M.B.A. degree from Saint Louis University. Mr. Kelly is a certified public accountant.

         PAUL E. MARTIN, Senior Vice President -- Corporate Controller. Prior to his promotion to his current position on April 22, 2002, Mr. Martin was Vice President and Corporate Controller from March 2000 of Charter. Prior to joining Charter in March 2000, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin is a certified public accountant and was associated with Arthur Andersen LLP for nine years. Mr. Martin received a B.S. degree in accounting from the University of Missouri -- St. Louis.

         DAVID L. McCALL, Senior Vice President of Operations - Eastern Division. Prior to joining Charter Investment in 1995, Mr. McCall was associated with Crown Cable and its predecessor, Cencom Cable Associates, Inc., from 1983 to 1994. Mr. McCall is a member of the Southern Cable Association's Tower Club.

         MAJID R. MIR, Senior Vice President - Telephony and Advanced Services. Prior to joining Charter in April 2001, Mr. Mir worked with GENUITY Networks, Inc. as Vice President, Metro Network Engineering in Irving, Texas from June 2000 to April 2001. Prior to that, Mr. Mir worked with GTE from 1979 to June 2000 in various capacities of increasing responsibility, most recently as Assistant Vice President of Core Network Engineering. Mr. Mir served as Director, Business Development for GTE, from 1996 to 1997. Mr. Mir earned a bachelor's of science degree in systems science from the University of West Florida and holds a master's degree in business administration from the University of South Florida.

         JOHN C. PIETRI, Senior Vice President - Engineering. Prior to joining Charter Investment in 1998, Mr. Pietri was with Marcus Cable for nine years, most recently serving as Senior Vice President and Chief Technical Officer. Earlier, he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin - Oshkosh.

         MICHAEL E. RIDDLE, Senior Vice President and Chief Information Officer. Prior to joining Charter in December 1999, Mr. Riddle was Director, Applied Technologies of Cox Communications for four years. Prior to that, he held technical and management positions during 17 years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

         DIANE L. SCHNEIDERJOHN, Senior Vice President - Marketing and Programming. Ms. Schneiderjohn joined Charter Communications, Inc. in April 2002. From 2000-2002, Ms. Schneiderjohn was the Managing Partner for Carlsen Resources' Global Media Division. From 1995-2000, Ms. Schneiderjohn was the Senior Vice President for Turner International Asia Pacific, establishing its marketing organization and advancing to oversee all aspects of distribution sales for Turner products and networks, including CNN. Prior to Turner International, Ms. Schneiderjohn spent nearly 12 years with Viacom's Cable Division, where she served in a variety of marketing positions. She has held positions on numerous boards and advisory committees, including the national board of Women in Cable and Telecommunications (WICT) and the national board of the National Association of Minorities in Communications (NAMIC). Ms. Schneiderjohn holds a B.S. degree from the University of California, Berkeley.

         CURTIS S. SHAW, Senior Vice President, General Counsel and Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

         STEPHEN E. SILVA, Executive Vice President - Corporate Development and Technology and Chief of Technology Officer. Mr. Silva joined Charter Investment in 1995. Prior to this promotion to Executive Vice President and Chief Technology Officer in October 2001, he was Senior Vice President -- Corporate Development and Technology since September 1999. Mr. Silva previously served in various management positions at U.S. Computer Services, Inc., a billing service provider specializing in the cable industry. He is a member of the board of directors of Diva Systems Corporation.

         The business address and telephone number of each of the sole director and each of the executive officers listed above are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, Telephone: (314) 965-0555.

CHARTER COMMUNICATIONS, INC.

         Charter Communications, Inc. (also referred to as "Charter, Inc.") is a publicly-traded Delaware corporation that, operating through its subsidiaries, is the third largest operator of cable television systems in the United States. It provides cable television and other telecommunications services to approximately 6.7 million customers in 40 states. Since 1999, Charter, Inc., through its subsidiaries, completed 18 cable system acquisitions, which added approximately 4.7 million customers. Under management agreements with Charter Communications Holding Company, LLC ("Holdco") and Charter Communications Operating, LLC ("Operating"), Charter, Inc. is responsible for the management of Holdco, Operating and their respective subsidiaries (which include all of the other Filing Persons) and controls the affairs of each of them. Paul G. Allen controls approximately 93.5% of the voting power of Charter, Inc.

         Listed below are the directors of Charter, Inc. Information about Charter, Inc.'s executive officers is set forth under the heading "Identity and Background of Certain Persons - Enstar Communications Corporation" on pages 37-40.

         The business address and telephone number of Charter, Inc. and each of the following individuals is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

         PAUL G. ALLEN, 48, has been Chairman of the Board of Directors of Charter since July 1999, and chairman of the board of directors of Charter Investment since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, has been a private investor for more than five years, with interests in over 140 companies, many of which contribute to the Wired World(TM) vision that Charter shares. Mr. Allen's investments include Vulcan Ventures Incorporated, Portland Trail Blazers NBA team, Seattle Seahawks NFL franchise, Vulcan Programming, Inc. and Vulcan Cable III Inc., and he has investments in TechTV, Inc., DreamWorks LLC, High Speed Access Corp., Oxygen Media, LLC and Wink Communications, Inc. He is a director of TechTV, Inc. and numerous privately held companies.

         CARL E. VOGEL, 44 (See "Identity and Background of Certain Persons -- Enstar Communications Corporation" on pages 37-40).

         MARC B. NATHANSON, 56, has been a director of Charter since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to, and since 1998 has served as chairman of, The Broadcasting Board of Governors.

         RONALD L. NELSON, 49, has been a director of Charter since November 1999. Mr. Nelson is a founding member of DreamWorks LLC, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. and Centre Pacific, L.L.C., a registered investment advisor. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

         NANCY B. PERETSMAN, 47, has been a director of Charter since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

         WILLIAM D. SAVOY, 38, has been a director of Charter since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including vice president and a director of Vulcan Ventures Incorporated and president of Vulcan, Inc., Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves on the advisory board of DreamWorks LLC and as a director of drugstore.com, RCN Corporation, Telescan,

Inc., TechTV, Inc. and Digeo Technology, Inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

         JOHN H. TORY, 47, has been a director of Charter since December 2001. Mr. Tory is the President and Chief Executive Officer of Rogers Cable Inc., Canada's largest broadband cable operator, and has held that position since April 1999. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a managing partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada's largest law firms. Mr. Tory serves on the board of a number of Canadian companies, including Rogers Cable Inc., Rogers Media Inc., Cara Operations Limited, Enbridge Consumers Gas and the Toronto Blue Jays Baseball Club. He also served for nine years as the Chairman of the Canadian Football League, including four years as League Commissioner. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

         LARRY W. WANGBERG, 59, has been a director of Charter Communications, Inc. since January 2002. Mr. Wangberg served as Chairman, Chief Executive Officer and a director of TechTV Inc., a cable television network, since 1997 until July 2002. Prior to joining TechTV Inc., Mr. Wangberg was chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was chairman and Chief Executive Officer of Times Mirror Cable Television and senior vice president of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of TechTV Inc., Autodesk Inc., and ADC Telecommunications. Mr. Wangberg holds a bachelor's degree in mechanical engineering and a master's degree in industrial engineering, both from the University of Minnesota.

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

         Charter Communications Holding Company, LLC ("Holdco") is a Delaware limited liability company, and a direct subsidiary of Charter, Inc. Holdco, through its subsidiaries (which include Enstar Communications Corporation) owns and operates Charter Inc.'s cable television systems. The business address and telephone number of Holdco's principal office is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

                                VOTING PROCEDURES

         The Liquidation Plan will not be carried out unless it is approved by a majority-in-interest of the unitholders. A vote of the holders of a majority of the units on the Record Date to approve the Liquidation Plan will bind all unitholders as to the Liquidation Plan.

         The close of business on ________, 2003, is the Record Date for determining the unitholders entitled to receive notice of the solicitation of consents and to consent to the Liquidation Plan. Consents of the unitholders will be solicited during the period, also referred to as the "Solicitation Period," which begins on _________ and will end at 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving the Liquidation Plan are received by us and/or the soliciting agent; or (2) _______________, 2003 (or, if the general partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). The enclosed consent card permits you to approve, disapprove or abstain with respect to the Liquidation Plan. Please indicate your approval, disapproval or abstention by marking and signing and dating the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, a company Enstar 1984 has engaged to act as its soliciting agent. An extension of the Solicitation Period will not impact the validity of consents already received.

         If you sign and send in the enclosed consent card and do not indicate how you want to vote as to the Liquidation Plan, your consent card will be treated as voting to APPROVE the Liquidation Plan. If you fail to send in your consent card, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan. If you ABSTAIN as to the Liquidation Plan, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan.

         You may change your vote at any time before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving the Liquidation Plan are received by us and/or the soliciting agent; or (2) ___________, 2003 (or, if the general partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). You can do this in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received before the end of the original Solicitation Period, or extended Solicitation Period, as the case may be.

         On November 30, 2002, there were 29,940 outstanding units entitled to vote on the Liquidation Plan, which were held by approximately 755 unitholders, none of whom are known to us to be an affiliate of the partnership, the general partner, or of any affiliate of any of the other Filing Persons.

                              AVAILABLE INFORMATION

         This consent solicitation statement does not purport to be a complete description of all agreements and matters relating to the condition of Enstar 1984, its assets and the transactions described herein. With respect to statements contained in this consent solicitation statement as to the content of any contract or other document filed as an exhibit to Enstar 1984's Annual Report on Form 10-K for the year ended December 31, 2001, Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002 or a Current Report on Form 8-K, each such statement is qualified in all respects by reference to such reports and the schedules thereto, which may be obtained without charge upon written request to Enstar 1984. You also may obtain copies of the asset purchase agreement with Telecommunications that is described in this consent solicitation statement, without charge, upon written request to Enstar 1984. To make such a request, you should write to Enstar Communications Corporation, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention:
Partnership Relations; or call (314) 543-2389.

         The mailing address and telephone number of Charter Communications, Inc. and Enstar Communications Corporation are: 12405 Powerscourt Drive,
St. Louis, Missouri 63131, Telephone: (314) 965-0555.

                      INFORMATION INCORPORATED BY REFERENCE

         The Securities and Exchange Commission permits us to incorporate by reference the information that we have filed with it. This means that important information, not presented in this consent solicitation statement, may be contained elsewhere. We incorporate by reference the documents listed below:

    o    Our Annual Report on Form 10-K for the year ended December 31, 2001;

    o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002; and

    o    Our Current Report on Form 8-K filed on June 14, 2002.

Copies of the Annual Report on Form 10-K for the year ended December 31, 2001 and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 have been delivered with this consent solicitation. You may obtain an additional copy of the Form 10-K or Form 10-Q, without charge, by making a written request to Enstar Communications Corporation, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations or by calling
(314) 543-2389.

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                 CONSENT SOLICITATION BY THE GENERAL PARTNER OF
                       ENSTAR INCOME PROGRAM 1984-1, L.P.
                                  CONSENT CARD

         The undersigned record owner (the "Unitholder") of limited partnership units (the "Units") of Enstar Income Program 1984-1, L.P., a Georgia limited partnership, (the "Partnership"), hereby specifies that all of the Units of the Partnership that the Unitholder is entitled to vote shall be voted as follows:

         AS SET FORTH IN THE CONSENT SOLICITATION STATEMENT, IN EACH CASE APPROVAL SHALL BE DEEMED TO INCLUDE SUCH NON-MATERIAL MODIFICATIONS AS ENSTAR COMMUNICATIONS CORPORATION, AS A GENERAL PARTNER OF THE PARTNERSHIP (THE "GENERAL PARTNER"), MAY IN ITS SOLE DISCRETION DETERMINE. IF NO SPECIFICATION IS MADE WITH RESPECT TO THE VOTING ON THE FOLLOWING LIQUIDATION PLAN, THIS CONSENT CARD WILL BE TREATED AS VOTING TO APPROVE THE LIQUIDATION PLAN.

         The General Partner has recommended the adoption of a plan of liquidation with respect to the Partnership (the "Liquidation Plan") which would authorize:

         (1) The partnership to sell its cable television systems to Telecommunications Management, LLC, a Missouri limited liability company, under the Asset Purchase Agreement between the Partnership and certain other partnerships as Sellers, and Telecommunications Management, LLC as Buyer, dated as of November 8, 2002 (collectively, the "Telecommunications Sale"); and

         (2) As soon as practicable after the completion of the Telecommunications Sale, to dissolve, terminate and liquidate the Partnership through one or more liquidating distributions to the limited partners and general partner of the Partnership's remaining assets after payment of the Partnership's debts and obligations and paying or providing for the payment of the expenses of the Telecommunications Sale, in accordance with the partnership agreement of the Partnership, with the General Partner, or such party as designated by the General Partner, notifying the limited partners of such dissolution and acting as the liquidating trustee.

           APPROVE                    DISAPPROVE                  ABSTAIN
             [ ]                         [ ]                        [ ]

                    (please date and sign on the other side)

         The undersigned hereby acknowledges receipt of the consent solicitation statement.

         The undersigned hereby revokes any prior authorization to vote the Units of the Partnership heretofore given by the undersigned to any person.

Dated                      , 2003
     ----------------------

                                                       (Unitholder's Signature)
                                  ---------------------

                                                       (Unitholder's Signature)
                                  ---------------------

         Please date and sign exactly as name appears on this consent card, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title and affixing corporate seal. If a partnership or limited liability company, sign in the partnership/limited liability company name, as the case may be, by a duly authorized person. In the case of joint ownership, each joint owner must sign.